Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

DATAVAULT AI INC.,

DVLT MERGER SUB INC.,

and

NYIAX, INC.,

Dated as of March 18, 2026

i

4.8	Compliance With Laws	25
4.9	Opinion of Financial Advisor	25
4.10	Brokers; Fees and Expenses	25
4.11	Operations of Merger Sub	25
4.12	Independent Investigation	26
4.13	No Other Representations or Warranties	26

ARTICLE V CONDUCT OF BUSINESS		26
5.1	Covenants of Merger Partner	26
5.2	Covenants of Public Company	28
5.3	Confidentiality	29

ARTICLE VI ADDITIONAL AGREEMENTS		29
6.1	No Solicitation	29
6.2	Access to Information	32
6.3	Stockholder Approval	33
6.4	Legal Conditions to Merger	34
6.5	Public Disclosure	34
6.6	Intended Tax Treatment	35
6.7	Notification of Certain Matters	35
6.8	Employee Communications	35
6.9	State Takeover Laws	35
6.10	Section 16 Matters	35
6.11	Directors’ and Officers’ Indemnification and Insurance	35
6.12	Calculation of Exchange Ratio	36
6.13	Continuing Employee Offers	37
6.14	Merger Partner Financials	37
6.15	Obligations of Merger Sub	37
6.16	No Circumvention	37
6.17	Public Company Listing Notices	38
6.18	Registration Rights	38
6.19	Listing Compliance	38
6.20	Trading Market Transaction	39
6.21	Public Company Securities.	40
6.22	Settlement of Liabilities.	40

ARTICLE VII CONDITIONS TO MERGER		40
7.1	Conditions to Each Party’s Obligation to Effect the Merger	40
7.2	Additional Conditions to the Obligations of Public Company and Merger Sub	41
7.3	Additional Conditions to the Obligations of Merger Partner	42

ARTICLE VIII TERMINATION AND AMENDMENT		43
8.1	Termination	43
8.2	Effect of Termination	44
8.3	Fees and Expenses	45

ARTICLE IX Indemnification		45
9.1	Special Indemnity.	45
9.2	Procedures for Indemnification.	45
9.3	Earn-Out Share Reduction Mechanism.	46
9.4	Limitations.	47

ii

ARTICLE X MISCELLANEOUS		47
10.1	Non-survival of Representations, Warranties and Agreements	47
10.2	Notices	48
10.3	Entire Agreement	48
10.4	Amendment	48
10.5	Extension; Waiver	45
10.6	Procedure for Termination, Amendment, Extension or Waiver	49
10.7	No Third Party Beneficiaries	49
10.8	Assignment	49
10.9	Severability	49
10.10	Counterparts and Signature	49
10.11	Interpretation	50
10.12	Governing Law	50
10.13	Remedies	50
10.14	Submission to Jurisdiction	51
10.15	WAIVER OF JURY TRIAL	51
10.16	No Third-Party Beneficiaries	51
10.17	Disclosure Schedule	51
10.18	No Recourse Against Individuals	51
10.19	Certain Defined Terms	51

Exhibit A	Surviving Corporation Certificate of Incorporation
Exhibit B	Surviving Corporation Bylaws

Annex A	Illustration of Exchange Ratio

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 18, 2026, is entered into by and among Datavault AI Inc., a Delaware corporation (“Public Company”), DVLT Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Public Company (the “Merger Sub”), and NYIAX, Inc., a Delaware corporation (“Merger Partner”).

WHEREAS, the board of directors of Public Company (the “Public Company Board”) and the board of directors of Merger Partner (the “Merger Partner Board”) have each (i) determined that the Merger (as defined below) is fair to, and in the best interests of, their respective corporations and stockholders, (ii) approved and declared advisable this Agreement, the Merger and the actions contemplated by this Agreement, and (iii) determined to recommend that the stockholders of Merger Partner vote to approve such matters as are contemplated by this Agreement;

WHEREAS, the combination of Public Company and Merger Partner shall be effected through a merger (the “Merger”) of Merger Sub with and into Merger Partner in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), as a result of which Merger Partner will become a wholly-owned subsidiary of Public Company; and

WHEREAS, for United States federal income tax purposes, (i) it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or that the Merger shall be treated as an integrated transaction that qualifies as an exchange of shares of common stock, par value $0.0001 per share of Merger Partner (“Merger Partner Capital Stock”) within the meaning of Section 351(a) of the Code (the “Intended Tax Treatment”) and (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, Public Company, Merger Sub and Merger Partner agree as follows:

ARTICLE I
THE MERGER

1.1            Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date the parties hereto will cause the Merger to be consummated by executing and filing a certificate of merger (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Public Company and Merger Partner shall agree and specify in the Certificate of Merger (the “Effective Time”).

1.2            Closing. Subject to the satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern time (or at such other time as Public Company and Merger Partner mutually agree upon, orally or in writing), on a date to be specified by Public Company and Merger Partner (the “Closing Date”), which shall be no later than the second (2nd) Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of such conditions by remote exchange of electronic documents, unless another date or time is agreed to in writing by Public Company and Merger Partner). For the purposes of this Agreement, the term “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banking institutions in New York, New York are required or permitted by Law to be closed or other day on which the Delaware Secretary of State is closed.

1.3            Effects of the Merger. At the Effective Time, (i) Merger Sub shall be merged with and into Merger Partner (Merger Partner as the surviving corporation following the Merger is sometimes referred to herein as the “Surviving Corporation”) and the separate existence of Merger Sub shall cease and (ii) the certificate of incorporation of Merger Partner as in effect as of immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on Exhibit A, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and in accordance with the applicable provisions of the DGCL. In addition, the bylaws of Merger Partner, as in effect immediately prior to the Effective Time, shall be amended and restated to read as set forth on Exhibit B, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein and in accordance with the applicable provisions of the DGCL. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of Merger Partner and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, obligations, restrictions and duties of each of Merger Partner an Merger Sub shall become the debts, liabilities obligations, restrictions and duties of the Surviving Corporation.

1.4            Directors and Officers of the Surviving Corporation.

(a)            The individuals named on Section 1.4(a) of the Merger Partner Disclosure Schedule shall be and constitute all of the directors of the Surviving Corporation as of the Effective Time, each to hold office until his or her respective successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b)            The individuals named on Section 1.4(b) of the Merger Partner Disclosure Schedule (or such other executive officers of Merger Partner designated by Merger Partner prior to the Effective Time) shall be and constitute all of the officers of the Surviving Corporation as of the Effective Time, each to hold office until his or her respective successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.5            Public Company Board. Effective as of the Closing, Public Company shall take all necessary corporate action to appoint two (2) individuals designated by Merger Partner (the “Merger Partner Designees”) to serve on the Public Company Board. Merger Partner shall deliver the names and required background information of the Merger Partner Designees within thirty (30) Days following the date of this Agreement. The appointment of each Merger Partner Nominee shall be subject to (a) the review and approval of Public Company’s Nominating and Corporate Governance Committee, acting in good faith, and (b) the Merger Partner Nominee’s satisfaction of all applicable independence and qualification requirements of the applicable Trading Market to the extent required. If any proposed Merger Partner Nominee is not approved or does not meet such requirements, Merger Partner shall be entitled to propose a replacement nominee, who shall be subject to the same review and approval process described herein.

ARTICLE II
CONVERSION OF SECURITIES

2.1            Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Merger Partner Capital Stock or any shares of capital stock of Merger Sub:

(a)            Capital Stock of Merger Sub. Each share of the common stock, $0.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Surviving Corporation.

(b)            Cancellation of Treasury Stock and Public Company-Held Stock. All shares of Merger Partner Capital Stock that are (i) held in treasury immediately prior to the Effective Time or (ii) held by Public Company or any Subsidiary of Public Company immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of Public Company or other consideration shall be delivered in exchange therefor. For the avoidance of doubt, shares of Merger Partner Capital Stock held by Public Company as of the date of this Agreement (the “Public Company-Held Merger Partner Shares”) shall be cancelled at the Effective Time pursuant to this Section 2.1(b), and no Merger Consideration or other consideration shall be payable or issuable in respect thereof. The Public Company-Held Merger Partner Shares shall be excluded from the calculation of Merger Partner Outstanding Shares for purposes of determining the Exchange Ratio.

(c)            Conversion of Merger Partner Capital Stock. Subject to Section 2.2, each share of Merger Partner Capital Stock, other than shares to be cancelled in accordance with Section 2.1(b) or shares described in Section 2.1(d), issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive a number of shares of Public Company Common Stock equal to the Exchange Ratio. As of the Effective Time, all such shares of Merger Partner Capital Stock shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate or non-certificated book entry representing any such shares of Merger Partner Capital Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Public Company Common Stock pursuant to this Section 2.1(c). All shares of Public Company Common Stock to be issued pursuant to this Section 2.1(c), together with the Unaccredited Investor Cash Consideration, are collectively referred to herein as the “Merger Consideration.” For purposes of this Agreement, “Exchange Ratio” means the quotient obtained by dividing (x) the number of Merger Partner Merger Shares by (y) the number of Merger Partner Outstanding Shares, in which:

(i)            “Merger Partner Merger Shares” means 78,947,368 shares of Public Company Common Stock in validly issued, fully paid and nonassessable shares of restricted Public Company Common Stock.

(ii)            “Merger Partner Outstanding Shares” means the total number of shares of Merger Partner Capital Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Merger Partner Capital Stock basis, other than the Assumed Warrants described in Section 2.4.

For illustrative purposes only, a sample Exchange Ratio calculation, including also the Unaccredited Investor Cash Consideration, is attached hereto as Annex A.

(d)            Additional Shares Upon Reverse Stock Split. If Public Company effects or announces an intent to effect a reverse stock split of the Public Company Common Stock at any time within one hundred twenty (120) days following the date of this Agreement, then Public Company shall issue to the Merger Partner Stockholders, on a pro rata basis in accordance with their respective entitlements to the Merger Consideration, an aggregate of 10,000,000 duly authorized, validly issued, fully paid and nonassessable shares of Public Company Common Stock (the “Reverse Split Adjustment Shares”). Such Reverse Split Adjustment Shares shall be issued and delivered following the procedures set forth in Section 2.1(c), Section 2.1(e) and Section 2.2, mutatis mutandis, including with respect to exchange mechanics, fractional shares, and the role of the Exchange Agent.

(e)            Treatment of Unaccredited Investor Shares. Notwithstanding any other provision of this Agreement, each share of Merger Partner Capital Stock held immediately prior to the Effective Time by a Merger Partner Stockholder that is an Unaccredited Investor (each, an “Unaccredited Investor Share”) shall be converted into the right to receive the higher of (i) price per share equal to the VWAP of the Public Company Common Stock for the five (5) consecutive Trading Days ending on the Trading Day immediately preceding the signing of this Agreement, or (ii) price per share equal to the VWAP of the Public Company Common Stock for the five (5) consecutive Trading Days ending on the Trading Day immediately preceding the Closing Date (the “Unaccredited Investor Cash Consideration”), without any interest thereon. For the avoidance of doubt, no Unaccredited Investor shall receive any stock consideration in the Merger and the pro rata portion of the Merger Partner Merger Shares to be allocated to any Merger Partner stockholder shall not be increased by Public Company’s payment to any Unaccredited Investor of any or all of such Unaccredited Investor Cash Consideration. At least two (2) Business Days prior to the Closing Date, Merger Partner shall deliver to Public Company a schedule, setting forth (A) the name and address of each holder of Unaccredited Investor Shares as of immediately prior to the Effective Time, (B) the number of Unaccredited Investor Shares held by each such holder, and (C) the mailing address for each such holder.

(f)            Equitable Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Merger Partner Capital Stock or Public Company Common Stock occurring after the date hereof and prior to the Effective Time, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, capitalization or other like change. Nothing in this Section 2.1(f) shall be construed to permit Merger Partner, Public Company or any Subsidiary of Public Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.2            Exchange of Certificates. The procedures for exchanging outstanding shares of Merger Partner Capital Stock for Public Company Common Stock pursuant to the Merger are as follows:

(a)            Exchange Agent. At the Effective Time, Public Company shall deposit with VStock Transfer, LLC or another bank or trust company designated by Public Company and reasonably acceptable to Merger Partner (the “Exchange Agent”), for the benefit of the holders of shares of Merger Partner Capital Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, (i) certificates or non-certificated book entries representing the shares of Public Company Common Stock (such shares of Public Company Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.1 in exchange for outstanding shares of Merger Partner Capital Stock, (ii) cash in an amount sufficient to make payments for the Unaccredited Investor Cash Consideration required pursuant to Section 2.1(d), and (iii) any dividends or distributions to which holders of non-certificated book entries that, as of immediately prior to the Effective Time, represented outstanding shares of Merger Partner Capital Stock, whose shares were converted pursuant to Section 2.1 into the right to receive shares of Public Company Common Stock, may be entitled.

(b)            No Fractional Shares. No certificate or scrip representing fractional shares of Public Company Common Stock shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Public Company and any fractional share resulting pursuant to this Agreement shall be rounded up to the nearest whole share.

(c)            No Further Ownership Rights in Merger Partner Capital Stock. All shares of Public Company Common Stock issued in accordance with the terms hereof (including any cash, pursuant to Section 2.2(b) or Section 2.1(d), or dividends or other distributions paid) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Merger Partner Capital Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Merger Partner Capital Stock that were outstanding immediately prior to the Effective Time.

(d)            Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Merger Partner Capital Stock for one (1) year after the Effective Time shall be delivered to Public Company, upon demand, and any holder of Merger Partner Capital Stock immediately prior to the Effective Time who has not previously complied with this Section 2.2 shall thereafter look only to Public Company, as a general unsecured creditor, for payment of its claim for Public Company Common Stock, any cash in lieu of fractional shares of Public Company Common Stock and any dividends or distributions with respect to Public Company Common Stock.

(e)            No Liability. To the extent permitted by applicable Law, none of Public Company, Merger Sub, Merger Partner, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Merger Partner Capital Stock or Public Company Common Stock, as the case may be, for such shares or any cash amounts required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)            Expenses. Public Company shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of the Merger Partner Capital Stock for Public Company Common Stock.

(g)            Withholding Rights. Each of the Exchange Agent, Public Company and the Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to, or contemplated by, this Agreement to any holder of shares of Merger Partner Capital Stock and any other recipient of payments hereunder such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of Law. The applicable withholding agent shall use commercially reasonable efforts to provide prior notice to any holder of shares of Merger Partner Capital Stock of its intent to deduct or withhold Taxes on payments for Merger Partner Capital Stock and shall reasonably cooperate with such holder in obtaining any available exemption or reduction of such withholding. Any amounts so deducted or withheld shall be timely paid over to the appropriate Governmental Entity. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Entity by the Surviving Corporation or Public Company, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Merger Partner Capital Stock or other recipient of payments hereunder in respect of which such deduction and withholding was made by the Surviving Corporation or Public Company, as the case may be.

2.3            Dissenting Shares.

(a)            Notwithstanding any other provisions of this Agreement to the contrary, any shares of Merger Partner Capital Stock that are issued and outstanding immediately prior to the Effective Time and with respect to which the Merger Partner Stockholder thereof has properly demanded appraisal rights in accordance with Section 262 of the DGCL, and who has not effectively waived, withdrawn or lost such holder’s appraisal rights under the DGCL (collectively, the “Dissenting Shares”), shall not be converted into or represent the right to receive the payments set forth in Section 2.1, but such Merger Partner Stockholder shall only be entitled to such rights as are provided by the DGCL. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights of a stockholder of the Surviving Corporation. Notwithstanding the provisions of this Section 2.3, if any holder of Dissenting Shares shall effectively waive, withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be cancelled and converted into and represent only the right to receive such Merger Partner Stockholder’s portion of the Merger Consideration for its Merger Partner Capital Stock, as applicable, set forth in Section 2.1, without interest thereon.

(b)            Merger Partner shall give Public Company (i) prompt notice of any written demand (or any oral demand that Merger Partner becomes aware of) for appraisal or dissenters’ rights received by Merger Partner pursuant to the applicable provisions of the DGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands. Merger Partner shall not, except with the prior written consent of Public Company, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by Merger Partner to any Merger Partner Stockholder with respect to such demands shall be submitted to Public Company in advance and shall not be presented to any Merger Partner Stockholder prior to Merger Partner receiving Public Company’s prior written consent. Within ten (10) Business Days after the date hereof, Merger Partner shall provide each holder of Merger Partner Capital Stock with all notices, disclosures and other information required to be delivered pursuant to Section 262 of the DGCL in connection with the availability of dissenters’ appraisal rights, which notices shall include a request that such holders waive any appraisal rights to which they may be entitled under Section 262 of the DGCL in connection with the Merger. Such notices shall be prepared and delivered in compliance with the timing, content and procedural requirements of the DGCL, and Merger Partner shall provide Public Company with copies of all such notices prior to distribution.

2.4            Assumption of Merger Partner Warrants.

(a)            At the Effective Time, each warrant to purchase shares of Merger Partner Capital Stock that is outstanding and unexercised immediately prior to the Effective Time (each, an “Assumed Warrant”), whether or not exercisable, shall be assumed by Public Company and shall be converted into a warrant to purchase shares of Public Company Common Stock on the following terms: (i) the number of shares of Public Company Common Stock subject to each such Assumed Warrant shall be equal to the product of (A) the number of shares of Merger Partner Capital Stock subject to such Assumed Warrant immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio (rounded down to the nearest whole share); and (ii) the per-share exercise price for each such Assumed Warrant shall be equal to the quotient of (A) the per-share exercise price of such Assumed Warrant immediately prior to the Effective Time, divided by (B) the Exchange Ratio (rounded up to the nearest whole cent). All other terms and conditions of each Assumed Warrant (including expiration date, vesting schedule, and any anti-dilution or cashless exercise provisions) shall remain in full force and effect, and Public Company shall execute and deliver to each holder of an Assumed Warrant a replacement warrant agreement or an amendment to the existing warrant agreement reflecting the adjusted terms set forth in this Section 2.4(a).

(b)            A schedule of all outstanding Merger Partner warrants (including the holder, number of shares, exercise price, expiration date, and any other material terms) is set forth on Schedule 2.4 of the Merger Partner Disclosure Schedule. Merger Partner represents and warrants that no warrants to purchase Merger Partner Capital Stock are outstanding other than as set forth on such schedule.

(c)            At or prior to the Effective Time, Merger Partner and Public Company shall take all corporate action necessary to effectuate the provisions of this Section 2.4, including providing written notice to each warrant holder of the assumption and adjusted terms. Public Company shall reserve for issuance a sufficient number of shares of Public Company Common Stock to satisfy its obligations under all Assumed Warrants.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MERGER PARTNER

Except as set forth herein or in the disclosure schedule delivered or made available by Merger Partner to Public Company and Merger Sub on the date of this Agreement (the “Merger Partner Disclosure Schedule”), Merger Partner represents and warrants to Public Company and Merger Sub as follows:

3.1            Organization, Standing and Power. Merger Partner is a corporation duly organized, validly existing and, except as set forth in Section 3.1 of the Merger Partner Disclosure Schedules, in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect. Merger Partner has made available to Public Company complete and accurate copies of its certificate of incorporation and bylaws, and copies of any amendments thereto, existing as of the date of this Agreement, and is not in material default under or in violation of any provision of any such documents.

3.2            Capitalization.

(a)            As of the date of this Agreement, the authorized capital stock of Merger Partner consists of 135,000,000] shares of Merger Partner Capital Stock. The rights and privileges of each class of Merger Partner’s capital stock are as set forth in Merger Partner’s certificate of incorporation. As of the date of this Agreement, (i) 53,693,302 shares of Merger Partner Capital Stock are issued and outstanding, and (ii) 0 shares of Merger Partner Capital Stock are held in the treasury of Merger Partner.

(b)            Except (i) as set forth in this Section 3.2 and (ii) as set forth on Section 3.2(b) of the Merger Partner Disclosure Schedules, as of the date of this Agreement, (A) there are no equity securities of any class of Merger Partner, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, stock appreciation, phantom stock, profit participation, calls, rights, commitments or agreements of any character to which Merger Partner is a party or by which Merger Partner is bound obligating Merger Partner to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Merger Partner or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Merger Partner to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Merger Partner is not a party to or is bound by any, and there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Merger Partner. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as contemplated by this Agreement or described in this Section 3.2(b), there are no registration rights to which Merger Partner is a party or by which it or they are bound with respect to any equity security of any class of Merger Partner.

(c)            All outstanding shares of Merger Partner Capital Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Partner’s certificate of incorporation or bylaws or any agreement to which Merger Partner is a party or is otherwise bound. There are no obligations, contingent or otherwise, of Merger Partner to repurchase, redeem or otherwise acquire any shares of Merger Partner Capital Stock. All outstanding shares of Merger Partner Capital Stock have been offered, issued and sold by Merger Partner in compliance with all applicable federal and state securities Laws.

3.3            Subsidiaries.

(a)            A list of all Merger Partner Subsidiaries is set forth on Section 3.3(a) of the Merger Partner Disclosure Schedule. Except as set forth on Schedule 3.3(a) of the Merger Partner Disclosure Schedules, each Merger Partner Subsidiary is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect on such Merger Partner Subsidiary.

(b)            Except as set forth on Section 3.3(b) of the Merger Partner Disclosure Schedule, neither Merger Partner nor any of the Merger Partner Subsidiaries controls directly or indirectly or has any direct or indirect equity participation, profit sharing or similar interest of any nature in any other Person. Except as set forth on Section 3.3(b) of the Merger Partner Disclosure Schedule, the Merger Partner is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Merger Partner has not agreed and is not obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Person. Merger Partner has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Person.

3.4            Authority; No Conflict; Required Filings and Consents.

(a)            Merger Partner has all requisite corporate power and authority to enter into this Agreement and, subject only to the adoption of this Agreement (the “Merger Partner Stockholder Proposal”) by Merger Partner’s stockholder under the DGCL and the certificate of incorporation of Merger Partner (the “Merger Partner Stockholder Approval”) to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Merger Partner Board, at a duly called meeting at which all directors were present, by a unanimous vote, or via unanimous written consent (i) determined that the Merger is fair to, and in the best interests of, Merger Partner and its stockholder, (ii) approved this Agreement, the Merger and the actions contemplated by this Agreement in accordance with the provisions of the DGCL, (iii) declared this Agreement advisable, and (iv) determined to recommend that the stockholder of Merger Partner vote to adopt this Agreement and thereby approve the Merger and such other actions as contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Merger Partner have been duly authorized by all necessary corporate action on the part of Merger Partner, subject only to the required receipt of the Merger Partner Stockholder Approval. This Agreement has been duly executed and delivered by Merger Partner and, assuming the due execution and delivery of this Agreement by Public Company, constitutes the valid and binding obligation of Merger Partner, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)            The execution and delivery of this Agreement by Merger Partner does not, and the consummation by Merger Partner of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Merger Partner or the Merger Partner Subsidiaries, (ii) conflict with, or result in any material violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance of any nature (“Liens”) on Merger Partner’s or any Merger Partner Subsidiary’s assets (including Merger Partner Intellectual Property) under any of the terms, conditions or provisions of any Contract required to be disclosed in Section 3.11(a) of the Merger Partner Disclosure Schedules, or (iii) subject to obtaining the Merger Partner Stockholder Approval and compliance with the requirements specified in clauses (i) through (iv) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to Merger Partner or any Merger Partner Subsidiary or any of their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b), as would not, individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect.

(c)            No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) is required by or with respect to Merger Partner or any Merger Partner Subsidiary in connection with the execution and delivery of this Agreement by Merger Partner or the consummation by Merger Partner of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which Merger Partner is qualified as a foreign corporation to transact business, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws and the Laws of any foreign country, and (iii) such other consents, declarations, authorizations, orders, filings, approvals and registrations that, individually or in the aggregate, if not obtained or made, would not be reasonably expected to result in a Merger Partner Material Adverse Effect.

(d)            The affirmative vote in favor of the Merger Partner Stockholder Proposal by the majority of the outstanding Merger Partner Capital Stock entitled to vote (the “Merger Partner Written Consent”), is the only vote of the holders of any class or series of Merger Partner’s capital stock or other securities necessary for the adoption of this Agreement by Merger Partner and for the consummation by Merger Partner of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of Merger Partner having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Merger Partner may vote.

3.5            Financial Statements; Information Provided.

(a)            Merger Partner has made available to Public Company correct and complete copies of the Financial Statements. The Financial Statements (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby and (ii) fairly present in all material respects the financial position of Merger Partner as of the dates thereof. For purposes of this Agreement, “Financial Statements” means (A) the unaudited balance sheet as of December 31, 2025 (the “Most Recent Balance Sheet” and such date, the “Most Recent Balance Sheet Date”), and the related unaudited statements of income, changes in stockholders’ equity and cash flows of Merger Partner as for the period then ended, and (B) the unaudited balance sheet as of December 31, 2024, and the related unaudited statements of income, changes in stockholders’ equity and cash flows of Merger Partner as for the period then ended. The books of account and other financial records of Merger Partner and each Merger Partner Subsidiary are true and complete in all material respects.

(b)            Section 3.5(b) of the Merger Partner Disclosure Schedule sets forth all Indebtedness of Merger Partner and its Subsidiaries as of the date hereof, and except as set forth in Section 3.5(b) of the Merger Partner Disclosure Schedule, the execution and delivery of this Agreement by Merger Partner and the consummation by Merger Partner of the transactions contemplated by this Agreement will not result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, or otherwise accelerate amounts payable or increase the amounts outstanding in respect of such Indebtedness.

3.6            No Undisclosed Liabilities.

(a)            Neither Merger Partner nor any Merger Partner Subsidiary has any material Liability, except for (i) Liabilities shown on the Most Recent Balance Sheet, (ii) Liabilities of a type required to be shown on the Most Recent Balance Sheet that have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business (and which have not resulted from a breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) Liabilities for Transaction Expenses incurred in connection with the transactions contemplated by this Agreement, or (iv) Liabilities which would not have a Merger Partner Material Adverse Effect.

(b)            Except as set forth on Section 3.6(b) of the Merger Partner Disclosure Schedule, as of the Most Recent Balance Date, there are no Liabilities in excess of $500,000 individually of Merger Partner of any kind whatsoever, whether recorded on the Most Recent Balance Sheet or not, whether accrued, contingent, absolute, determined or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such Liability. Merger Partner is not a guarantor of any Liability of any other Person in excess of $500,000 individually.

3.7            Absence of Certain Changes or Events. During the period beginning on the Most Recent Balance Sheet Date and ending on the date hereof, each of Merger Partner and each Merger Partner Subsidiary has conducted its business only in the Ordinary Course of Business and, since such date, except as otherwise set forth on Section 3.7 of the Merger Partner Disclosure Schedule, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably expected to have, a Merger Partner Material Adverse Effect, or (ii) any other action or event that would have required the consent of Public Company pursuant to Section 5.1 had such action or event occurred after the date of this Agreement.

3.8            Taxes.

(a)            Each of Merger Partner and each Merger Partner Subsidiary has properly filed all material Tax Returns that it was required to file, and all such Tax Returns are true, correct and complete in all material respects. Each of Merger Partner and each Merger Partner Subsidiary has paid all material Taxes, whether or not shown on any Tax Return, that were due and payable.

(b)            Neither Merger Partner nor any Merger Partner Subsidiary is, nor has it ever been, a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar U.S. federal Tax Returns, other than a group of which the common parent is Merger Partner. With the exception of customary commercial leases or contracts that are not primarily related to Taxes entered into in the Ordinary Course of Business, Merger Partner and each Merger Partner Subsidiary (i) does not have any material liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of state, local or non-U.S. Law), or as a transferee or successor for any Taxes of any Person other than Merger Partner, and (ii) is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(c)            All material Taxes that Merger Partner and each Merger Partner Subsidiary was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.

(d)            No examination or audit of any Tax Return of Merger Partner or any Merger Partner Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of Merger Partner, has been threatened by any Governmental Entity. No deficiencies for material Taxes of Merger Partner or any Merger Partner Subsidiary have been claimed, proposed or assessed by any Governmental Entity in writing that remain unresolved. Neither Merger Partner nor any Merger Partner Subsidiary has received a claim in writing by any jurisdiction in which it does not file a Tax Return that the jurisdiction believes that Person was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction that remains unresolved. Neither Merger Partner nor any Merger Partner Subsidiary has (i) waived any statute of limitations with respect to material Taxes or agreed to extend the period for assessment or collection of any material Taxes (other than any automatic extension granted in the Ordinary Course of Business and consistent with past custom and practice of Merger Partner or the relevant Merger Partner Subsidiary), which waiver or extension is still in effect, or (ii) requested any extension of time within which to file any material Tax Return (other than any extension granted in the Ordinary Course of Business and consistent with past custom and practice of Merger Partner or the relevant Merger Partner Subsidiary).

(e)            Neither Merger Partner nor any Merger Partner Subsidiary has made any payment or provided any benefit that has resulted in, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with additional or subsequent events, including any termination of employment or service), will result in, any payment or provide any benefit that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).

(f)            Merger Partner is not, and has not been during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(g)            Merger Partner has not distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of Merger Partner been distributed, in a transaction to which Section 355 of the Code applies in the two (2) years prior to the date of this Agreement.

(h)            There are no Liens with respect to Taxes upon any of the assets or properties of Merger Partner or any Merger Partner Subsidiary, other than with respect to Taxes not yet due and payable or being contested in good faith.

(i)            Merger Partner will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) adjustments under Section 481 of the Code (or any similar adjustments under any provision of corresponding non-U.S., state or local Tax Laws) for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) installment sale or other open transaction disposition made prior to the Closing Date outside the Ordinary Course of Business, or (iii) prepaid amount or deferred revenue received prior to the Closing Date outside the Ordinary Course of Business.

(j)            Merger Partner has not participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(k)            Merger Partner (i) is not a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes and (ii) since Merger Partner Incorporation has always been classified as an association taxable as a C corporation for U.S. federal income tax purposes.

(l)             None of the Merger Partner Capital Stock is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law). Each Person who was issued stock in Merger Partner in connection with the performance of services that was subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code made a timely election with respect to such stock pursuant to Section 83(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law, or election).

(m)           Except as set forth on Section 3.9(m) of the Merger Partner Disclosure Schedule, neither Merger Partner nor any Merger Partner Subsidiary is subject to income Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or other fixed place of business in that country.

(n)            To the knowledge of Merger Partner, neither Merger Partner nor any Merger Partner Subsidiary or any of its Affiliates has taken or agreed to take any action, or has any knowledge of any fact or circumstance, the taking or existence of which, as the case may be, would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

3.9            Owned and Leased Real Properties.

(a)            Neither Merger Partner nor any Merger Partner Subsidiary owns nor has it ever owned any real property.

(b)            Section 3.9(b) of the Merger Partner Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by Merger Partner or any Merger Partner Subsidiary as of the date of this Agreement (collectively, the “Merger Partner Leases”) and the location of the premises of such real property. Neither Merger Partner, any Merger Partner Subsidiary nor, to their knowledge, any other party is in breach or default and no event has occurred, is pending or, to the knowledge of Merger Partner, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default under any of Merger Partner Leases, except where the existence of such breaches or defaults, individually or in the aggregate, has not had, and is not reasonably likely to result in, a Merger Partner Material Adverse Effect. Merger Partner does not lease, sublease or license any real property to any Person other than Merger Partner. Merger Partner has made available to Public Company complete and accurate copies of all Merger Partner Leases.

3.10            Intellectual Property.

(a)            Section 3.10(a) of the Merger Partner Disclosure Schedule lists all Merger Partner Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, and names of all current applicant(s) and registered owner(s), as applicable except that, for any Merger Partner Registrations that are Digital Assets, such enumeration shall be the applicable account name or number, the domain registrar or social media company and the registered owner(s). All assignments of Merger Partner Registrations to Merger Partner or its Merger Partner Subsidiary have been properly executed and recorded, and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of Merger Partner or Merger Partner Subsidiary. All Merger Partner Owned Intellectual Property and, to the knowledge of Merger Partner, all Merger Partner Licensed Intellectual Property, is valid and enforceable, and all Merger Partner Registrations are subsisting and in full force and effect.

(b)           There are no inventorship challenges, inter partes proceedings, opposition, cancellation, revocation, nullity, interference, derivation, review, or reexamination proceedings declared, commenced or provoked, or, to the knowledge of Merger Partner, threatened, with respect to any Merger Partner Registrations. None of the Intellectual Property rights included in the Merger Partner Registrations have been abandoned. Merger Partner and each Merger Partner Subsidiary has materially complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of Merger Partner and has made no material misrepresentation in such applications. Merger Partner has no knowledge of any information that would preclude Merger Partner or any Merger Partner Subsidiary from having clear title to the Merger Partner Registrations.

(c)            Merger Partner or Merger Partner Subsidiary, as applicable, is the sole and exclusive legal and beneficial owner of all right, title and interest in and to all Merger Partner Owned Intellectual Property, free and clear of any Liens, other than any joint owners of the Merger Partner Owned Intellectual Property that are listed in Section 3.10(c) of the Merger Partner Disclosure Schedule. None of the Merger Partner Intellectual Property is subject to any outstanding or, to the knowledge of Merger Partner, prospective orders, decrees or injunctions.

(d)            Merger Partner or Merger Partner Subsidiary, as applicable, has taken commercially reasonable measures to protect the proprietary nature of each item of Merger Partner Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. To Merger Partner’s knowledge, there has been no unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of Merger Partner or Merger Partner Subsidiary.

(e)            To Merger Partner’s knowledge, the operations of Merger Partner and each Merger Partner Subsidiary as currently conducted and as proposed to be conducted do not and will not infringe, misappropriate or otherwise violate and have not since Merger Partner Incorporation infringed, misappropriated or otherwise violated the Intellectual Property rights of any individual or entity. To Merger Partner’s knowledge, no individual or entity has infringed, misappropriated or otherwise violated the Merger Partner Owned Intellectual Property or any rights under the Merger Partner Intellectual Property that are exclusively licensed to Merger Partner or a Merger Partner Subsidiary, and neither Merger Partner nor any Merger Partner Subsidiary has filed any action or proceeding or threatened in writing any claims alleging that a third party or Worker has infringed, misappropriated or otherwise violated any Merger Partner Intellectual Property. No individual or entity has filed and served upon Merger Partner or a Merger Partner Subsidiary or, to Merger Partner’s knowledge, threatened or otherwise filed any action or proceeding alleging that Merger Partner or any Merger Partner Subsidiary has infringed, misappropriated or otherwise violated any individual’s or entity’s Intellectual Property rights nor has Merger Partner or any Merger Partner Subsidiary received any written notification that a license under any other individual’s or entity’s Intellectual Property is or may be required. Neither Merger Partner nor any Merger Partner Subsidiary is aware of any facts or circumstances that could reasonably be expected to give rise to any such action, proceeding or threat.

(f)            Merger Partner has made available to Public Company copies of all material written complaints, claims, notices or threats, or disclosed to Public Company all material non-written complaints, claims, notices or threats, in each case, concerning the infringement, violation or other misappropriation of any Merger Partner Intellectual Property.

(g)            Section 3.10(g) of the Merger Partner Disclosure Schedule identifies (i) each license or agreement pursuant to which Merger Partner or a Merger Partner Subsidiary has granted rights to any Merger Partner Intellectual Property in any material respect, and (ii) each agreement, contract, assignment or other instrument pursuant to which Merger Partner or a Merger Partner Subsidiary has granted any joint ownership interest in or to any item of Merger Partner Owned Intellectual Property, in each case (i) and (ii) other than Excluded Contracts.

(h)            Section 3.10(h) of the Merger Partner Disclosure Schedule identifies (i) each license or agreement pursuant to which Merger Partner or a Merger Partner Subsidiary has obtained rights to any Merger Partner Licensed Intellectual Property (excluding generally available, off the shelf software programs that are licensed by Merger Partner or a Merger Partner Subsidiary pursuant to “shrink wrap” licenses, the total fees associated with which are less than $50,000) and (ii) each agreement, contract, assignment or other instrument pursuant to which Merger Partner or a Merger Partner Subsidiary has obtained any joint or sole ownership interest in or to each item of Merger Partner Owned Intellectual Property, in each case (i) and (ii) excluded for Excluded Contracts.

(i)            To Merger Partner’s knowledge, no Worker of Merger Partner or any Merger Partner Subsidiary is in material default under or breach of any term of any employment Contract, non-disclosure Contract, assignment of invention Contract or similar Contract between such Worker and Merger Partner or a Merger Partner Subsidiary, as applicable, relating to the protection, ownership, development, use, assignment or transfer of Merger Partner Intellectual Property. To the extent that any Merger Partner Owned Intellectual Property has been conceived, reduced to practice, authored, developed or created for Merger Partner or a Merger Partner Subsidiary by any individual while a Worker, Merger Partner or such Merger Partner Subsidiary, as applicable, has obtained the entire and unencumbered right, title and interest therein and thereto by operation of Law or by valid written assignment.

(j)            The execution and delivery of this Agreement by Merger Partner does not, and the consummation by Merger Partner of the transactions contemplated by this Agreement shall not, result in (i) a material breach of or default under any agreement governing any Merger Partner Intellectual Property, (ii) the grant or transfer to any third party of any new license or other interest under, the abandonment, assignment to any third party, or modification or loss of any right with respect to, any Merger Partner Intellectual Property, (iii) the grant or transfer to any third party of any license or other interest under, or any covenant not to sue in respect of, to Merger Partner’s knowledge, any Public Company Intellectual Property, or (iv) Merger Partner, any Merger Partner Subsidiary, Public Company or any of their respective Affiliates being obligated to pay any penalty or new or increased royalty or fee to any individual or entity under any agreement governing any Merger Partner Intellectual Property.

(k)            Section 3.10(k) of the Merger Partner Disclosure Schedule sets forth a correct, current, and complete list of all Merger Partner Software Products, identifying for each such Merger Partner Software Product: (i) all prior major releases, if any; and (ii) all material Merger Partner Licensed Intellectual Property that is used in, incorporated into, combined with, linked with, distributed with, or otherwise provided in connection with the development, maintenance, use, hosting, operation, or support of such Merger Partner Software Product (other than generally available, non-customized, off-the-shelf Software licensed pursuant to commercially available shrink wrap, click-through, or other standard-form agreements with license fees of less than $50,000, and Open Source Software set forth in Section 3.10(m) of the Merger Partner Disclosure Schedule). Merger Partner or a Merger Partner Subsidiary is in actual possession of and has exclusive control over a complete, correct, and current copy of the source code for all proprietary components of the Merger Partner Software Products, including all material prior major releases thereof. To the knowledge of Merger Partner, there has been no unauthorized access to, or theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of, any material portion of the source code for any Merger Partner Software Product.

(l)            Neither Merger Partner nor any Merger Partner Subsidiary has disclosed, delivered, licensed, or otherwise made available, and has no obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any material portion of the source code for any Merger Partner Software Product to any individual or entity other than: (i) employees, independent contractors, or consultants of Merger Partner or its Merger Partner Subsidiaries pursuant to written agreements containing confidentiality and use restrictions consistent with past practice; or (ii) an independent escrow agent pursuant to a valid and enforceable source code escrow agreement that provides for release upon the occurrence of specified release conditions, none of which have occurred. Without limiting the foregoing, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, or would reasonably be expected to, result in the release from escrow or other delivery to any individual or entity of any material portion of the source code for any Merger Partner Software Product.

(m)            Section 3.10(m) of the Merger Partner Disclosure Schedule sets forth a correct, current, and complete list of each item of Open Source Software that is or has been used by Merger Partner or any Merger Partner Subsidiary in the development of, incorporated into, combined with, linked with, distributed with, provided as a service with, or otherwise made available in connection with any Merger Partner Software Product, and for each such item: (i) the applicable Merger Partner Software Product; and (ii) the applicable license and version thereof. Merger Partner and each Merger Partner Subsidiary have complied in all material respects with all notice, attribution, and other requirements of each applicable Open Source Software license listed on Section 3.10(m) of the Merger Partner Disclosure Schedule. Neither Merger Partner nor any Merger Partner Subsidiary have used any Open Source Software in a manner that does, would, or could reasonably be expected to require: (A) the disclosure or distribution of any Merger Partner Software Product or other material proprietary Software in source code form; (B) the licensing of any such Software on a royalty-free basis; or (C) the grant of any license, non-assertion covenant, or other rights under any material Merger Partner Intellectual Property.

(n)            The Merger Partner Software Products conform in all material respects to all applicable contractual commitments, express warranties (to the extent not subject to valid exclusions), and representations and claims made in writing in applicable specifications, user documentation, and marketing materials. To the knowledge of Merger Partner: (i) no Merger Partner Software Product contains any bug, defect, or error that materially adversely affects, or would reasonably be expected to materially adversely affect, the functionality or performance of such Merger Partner Software Product; and (ii) none of the Merger Partner Software Products, and no other Software used by Merger Partner or any Merger Partner Subsidiary to provide or support the Merger Partner Software Products, contains any virus, worm, Trojan horse, back door, time bomb, malware, spyware, or other malicious code designed or intended to disrupt, damage, disable, or provide unauthorized access to any system, software, or data, except for license keys or other code intended solely to limit access to authorized users.

3.11            Contracts.

(a)            Section 3.11(a) of the Merger Partner Disclosure Schedule lists the following Contracts of Merger Partner in effect as of the date of this Agreement (in each case, excluding Excluded Contracts):

(i)             any Contract (or group of related Contracts) for the purchase or sale of products or for the furnishing or receipt of services (A) which expressly requires future payments by or to Merger Partner of more than $50,000 annually, or (B) in which Merger Partner has granted “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory, or has agreed to purchase goods or services exclusively from a particular party or to a right of first offer, right of first refusal, right of first negotiation in favor of any third party;

(ii)            any Contract under which Merger Partner has granted to a third party a license under, or option or covenant not to sue with respect to, any Merger Partner Intellectual Property;

(iii)           any Contract under which Merger Partner is prohibited from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;

(iv)          any (A) employment Contract (excluding offer letters for at-will employment that do not provide for severance or for advance notice of termination or for any change of control, transaction, retention or other special remuneration) that provides for base salary and target bonus, when taken together, of at least $150,000 annually and (B) individual independent contractor or consulting Contract that involves or could involve payments in excess of $100,000 within any twelve (12) month period;

(v)           any Contract, plan, policy or program providing for retention or stay pay, change in control payments or transaction-based bonuses;

(vi)          any Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(vii)         any Contract relating to the disposition or acquisition of material assets or any ownership interest in Merger Partner or any of its Subsidiaries, in each case, involving payments in excess of $100,000 in the aggregate;

(viii)        any settlement Contract or settlement-related Contract (including any Contract in connection with which any employment-related claim is settled) under which either side has remaining financial obligations;

(ix)           any dealer, distribution, joint marketing, joint venture, joint development, partnership, strategic alliance, collaboration, development agreement or outsourcing arrangement;

(x)            any Contract for the conduct of research studies, pre-clinical or clinical studies, manufacturing, distribution, supply, marketing or co-promotion of any products in development by or which has been or which is being marketed, distributed, supported, sold or licensed out, in each case by or on behalf of Merger Partner or Merger Partner Subsidiary, as applicable;

(xi)           except with respect to Indebtedness between or among Merger Partner and its Subsidiaries, any Contract relating to (A) Indebtedness or (B) any financial guaranty;

(xii)          any Contract or commitment with any Person, including any financial advisor, broker, finder, investment banker, attorneys or other Person, providing advisory services or other services for Merger Partner or Merger Partner Subsidiary in connection with the transactions contemplated by this Agreement; and

(xiii)         any Contract that involved or would reasonably be expected to result in (A) the grant or transfer to any third party of any new license or other interest under, the abandonment, assignment to any third party, or modification or loss of any right with respect to, or the creation of any Lien (excluding a Permitted Lien) on any Merger Partner Intellectual Property, (B) the grant or transfer to any third party of any license or other interest under, or any covenant not to sue with respect to, any Merger Partner Intellectual Property; or (C) Merger Partner, Public Company or any of their respective Affiliates being obligated to pay any penalty or new or increased royalty or fee to any individual or entity under any agreement governing any Merger Partner Intellectual Property.

(b)            Merger Partner has made available to Public Company a complete and accurate copy of each Contract listed in Sections 3.10(a), 3.10(g), 3.10(h), and 3.11(a) of the Merger Partner Disclosure Schedule. With respect to each Contract so listed or that should be listed: (i) the Contract is legal, valid, binding and enforceable and in full force and effect against Merger Partner, as applicable, and, to the knowledge of Merger Partner, against each other party thereto, as applicable, subject to the Bankruptcy and Equity Exception; and (ii) none of Merger Partner, nor, to the knowledge of Merger Partner, any other party, is in material breach or violation of, or default under, any such Contract, and no event has occurred, is pending or, to the knowledge of Merger Partner, is threatened, which, with or without notice or lapse of time, or both, would constitute a material breach or default by Merger Partner or, to the knowledge of Merger Partner, any other party under such Contract, except for such breaches, violations or defaults that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect.

3.12            Litigation. Except as otherwise set forth on Section 3.12 of the Merger Partner Disclosure Schedule, as of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator that is pending or has been threatened in writing against Merger Partner or any Merger Partner Subsidiary that (i) seeks either damages in excess of $150,000 or equitable relief or (ii) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no material judgments, orders or decrees outstanding against Merger Partner or any Merger Partner Subsidiary.

3.13            Environmental Matters.

(a)            Except for such matters that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect: (i) Merger Partner and each Merger Partner Subsidiary has complied in all material respects with all applicable Environmental Laws; (ii) the properties currently or, to the knowledge of Merger Partner, leased or operated by Merger Partner and each Merger Partner Subsidiary (including soils, groundwater, surface water, buildings or other structures) are and were not contaminated with any Hazardous Substances in a manner or amounts that would be reasonably likely to create a material liability under any Environmental Law or relating to Hazardous Substances; (iii) neither Merger Partner nor any Merger Partner Subsidiary has received written notice from any party alleging actual or potential material liability for any Hazardous Substance disposal or contamination on the property of any third party; and (iv) neither Merger Partner nor any Merger Partner Subsidiary has released any Hazardous Substance into the environment in a manner or amounts that would be reasonably likely to create a material liability under any Environmental Law or relating to Hazardous Substances.

(b)            As of the date of this Agreement, neither Merger Partner nor any Merger Partner Subsidiary has received any written notice, demand, letter, claim or request for information alleging that Merger Partner or any of its Subsidiaries may be in material violation of or have material liability or obligations under, any Environmental Law.

(c)            Neither Merger Partner nor any Merger Partner Subsidiary is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to any material liability under any Environmental Law or relating to Hazardous Substances.

3.14            Employee Benefit Plans. As of the date of this Agreement, Merger Partner does not sponsor, maintain or contribute to, and has never sponsored, maintained or, contributed to (nor been required to contribute to) any Employee Benefit Plan. Except as would not reasonably be expected to result in Liability to Merger Partner (including as an ERISA Affiliate) following the Closing, none of the ERISA Affiliates of Merger Partner has in the past six (6) years (i) maintained, contributed to, or had any Liability with respect to an Employee Benefit Plan that is or was a defined benefit pension plan as defined in Section 3(2) and 3(35) of ERISA or was ever subject to Section 412 or 430 of the Code or Title IV of ERISA or (ii) been obligated to contribute to a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA). Except as would not reasonably be expected to result in Liability to Merger Partner (including as an ERISA Affiliate) following the Closing, no Employee Benefit Plan sponsored by an ERISA Affiliate of Merger Partner (i) that is intended to be qualified under Section 401(a) of the Code is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, (ii) is funded with or otherwise holds securities issued by Merger Partner, Public Company or any of their respective ERISA Affiliates, (iii) is a “multiple employer plan” within the meaning of Section 413(c) of the Code or (iv) is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

3.15            Compliance With Laws. Except as would not reasonably be expected to result in a Merger Partner Material Adverse Effect, Merger Partner and each Merger Partner Subsidiary has since Merger Partner Incorporation complied with, is not in violation of, and, as of the date of this Agreement, has not received any written notice from any Governmental Entity alleging any violation with respect to, any applicable provisions of any Law related to the conduct of its business or the ownership or operation of its properties or assets.

3.16            Permits and Regulatory Matters.

Except as would not reasonably be expected to result in a Merger Partner Material Adverse Effect:

(a)            Merger Partner and each Merger Partner Subsidiary has all required permits, licenses, registrations, authorizations, certificates, orders, approvals, franchises, variances and other similar rights issued by or obtained from any Governmental Entity (collectively, “Permits”) to the conduct of its business as currently conducted. Section 3.16(a) of the Merger Partner Disclosure Schedules lists all material Permits, including such Permits relating to environmental matters.

(b)            All Permits that are necessary for the conduct of the business of Merger Partner and each Merger Partner Subsidiary as currently conducted (“Merger Partner Authorizations”) are in full force and effect. No Merger Partner Authorization shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement. Merger Partner and each Merger Partner Subsidiary is in compliance with the terms of each such Merger Partner Authorization. All material applications, reports, notices and other documents required to be filed by Merger Partner and each Merger Partner Subsidiary with any Governmental Entity have been timely filed and are complete and correct as of the date filed or as amended prior to the date of this Agreement.

3.17            Employees.

(a)            Except as set forth on Section 3.17(a) of the Merger Partner Disclosure Schedule, all current and past key employees of Merger Partner and each Continuing Employee have entered into confidentiality and assignment of inventions agreements with Merger Partner or one of its Affiliates, a copy or form of which has previously been made available to Public Company. To the knowledge of Merger Partner, as of the date of this Agreement, no employee of Merger Partner or Continuing Employee is in material violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Merger Partner because of the nature of the business currently conducted by Merger Partner or to the use of Intellectual Property of others. To the knowledge of Merger Partner, as of the date of this Agreement, no key employee or group of key employees of Merger Partner or Continuing Employee has any plans to terminate employment with Merger Partner or following the Closing with Public Company and its Subsidiaries.

(b)            Merger Partner is not a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor to the knowledge of Merger Partner, have there been any labor organizing activities with respect to any employees of Merger Partner or any Continuing Employees. Merger Partner is not and has not been the subject of any proceeding asserting that Merger Partner has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there or has there been pending or, to the knowledge of Merger Partner, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Merger Partner.

(c)            Except as would not reasonably be expected to result in a Merger Partner Material Adverse Effect, Merger Partner is and has been in compliance in all material respects with all applicable Laws related to employment (including verification of employment eligibility), employment practices (including without limitation Laws related to discrimination, harassment, and retaliation), terms and conditions of employment and wages and hours (including, without limitation, classification of employees) with respect to any employee (as defined by, or determined in accordance with, applicable Laws). To the knowledge of Merger Partner, all Workers of Merger Partner and all Continuing Employees are lawfully authorized to work in the United States.

(d)            Merger Partner has not received written notice of any charge or complaint pending before the Equal Employment Opportunity Commission or other Governmental Entity alleging unlawful discrimination, harassment, retaliation or any other violation of or non-compliance with applicable Law relating to the employment, treatment, or termination of any employees of Merger Partner or any Continuing Employee, nor, to the knowledge of Merger Partner, has any such charge been threatened since Merger Partner Incorporation. No current or former employee of Merger Partner or any Continuing Employee has, pursuant to internal complaint procedures, made a written complaint of discrimination, retaliation or harassment, nor to Merger Partner’s knowledge, has an oral complaint of any of the foregoing been made since Merger Partner Incorporation.

(e)            Merger Partner has not caused a plant closing as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) affecting any site of employment or one or more operating units within any site of employment, or a mass layoff as defined in the WARN Act, nor have any of the foregoing been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local Law.

3.18            Insurance. Merger Partner maintains insurance policies (the “Insurance Policies”), including insurance covering directors and officers for securities Law and other customary liabilities, with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses as Merger Partner. Each Insurance Policy is in full force and effect. Merger Partner has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy.

3.19            Brokers; Fees and Expenses. Except as set forth on Section 3.19 of the Merger Partner Disclosure Schedule, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of Merger Partner to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

3.20            Certain Business Relationships with Affiliates. Except as otherwise set forth on Section 3.20 of Merger Partner Disclosure Schedule, neither any Affiliate of Merger Partner nor any of its or their equityholders, directors, officers, or employees (a) owns any material property or right, tangible or intangible, which is used in the business of Merger Partner, (b) has any material claim or cause of action against Merger Partner, (c) owes any material money to, or is owed any material money by, Merger Partner, (d) has or has had any direct or indirect interest of any kind in, or controls or has controlled, or is an officer, manager, director, equityholder, member or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, as applicable, (i) any Person that is a client, customer, supplier, vendor, distributor, lessor, lessee, debtor, creditor or competitor of Merger Partner or (ii) any property, asset or right that is owned, held or used by Merger Partner. Except as would not reasonably be expected to result in a Merger Partner Material Adverse Effect, Section 3.20 of the Merger Partner Disclosure Schedule describes any material Contracts between Merger Partner, on the one hand, and any Affiliate thereof or any officer, manager, director, equityholder or employee of such Affiliate, on the other hand, which were entered into or have been in effect at any time since Merger Partner Incorporation, other than (i) any employment or service Contracts, invention assignment agreements and other Contracts relating to or entered into in connection with any employment or service, including any Contracts relating to stock purchases and awards, stock options and other equity or equity-based incentive arrangements, in each case relating to compensation and entered into in the Ordinary Course of Business.

3.21            Controls and Procedures, Certifications and Other Matters.

(a)            Merger Partner and each Merger Partner Subsidiary maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting that provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the Financial Statements and to maintain accountability for Merger Partner’s and each Merger Partner Subsidiary’s consolidated assets, (iii) access to assets of Merger Partner and each Merger Partner Subsidiary is permitted only in accordance with management’s authorization, (iv) the reporting of assets of Merger Partner and each Merger Partner Subsidiary is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b)            Neither Merger Partner nor any Merger Partner Subsidiary has extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of Merger Partner or Merger Partner Subsidiary.

3.22            Books and Records. The minute books and other similar records of Merger Partner and each Merger Partner Subsidiary contain accurate summaries, in all material respects, of all actions taken at any meetings of Merger Partner’s or Merger Partner Subsidiary’s, as applicable, stockholders, the board of directors or any committee thereof, and of all written consents executed in lieu of the holding of any such meeting.

3.23            Ownership of Public Company Common Stock. Except as set forth on Section 3.23 of the Merger Partner Disclosure Schedule, Merger Partner does not and, to the knowledge of Merger Partner, none of Merger Partner’s directors, officers, or 5% or greater stockholders directly or indirectly “own,” beneficially or otherwise, and at all times since Merger Partner Incorporation prior to the date of this Agreement, to the knowledge of Merger Partner, none of Merger Partner’s directors, officers, or 5% or greater stockholders directly or indirectly has “owned,” beneficially or otherwise, any of the outstanding Public Company Common Stock, as those terms are defined in Section 203 of the DGCL.

3.24            Privacy and Data Protection.

(a)            Merger Partner and each Merger Partner Subsidiary has complied at all times, and currently complies, in each case, in all material respects, with any applicable data protection and privacy Law with respect to their businesses, including, as applicable, with respect to (i) requirements relating to notification and/or registration of processing of personal data with any applicable national data protection regulator, (ii) requests from data subjects under data protection and privacy Laws, (iii) where necessary, the obtaining of consent to the processing of personal data and/or direct marketing activity, and (iv) where necessary, the obtaining of any approval, consultation and/or agreement of any applicable works councils or such similar worker representation bodies. Merger Partner and each Merger Partner Subsidiary have all material rights necessary to process all personal data used in the business of the Merger Partner or Merger Partner Subsidiary, as applicable. Neither Merger Partner nor any Merger Partner Subsidiary has received any written notice or complaint from any individual, third party and/or Governmental Entity, or to the knowledge of Merger Partner, has not been threatened with any written notice or complaint from any individual, third party and/or Governmental Entity (x) alleging non-compliance by Merger Partner or any Merger Partner Subsidiary with any applicable data protection and privacy Law (including any prohibition or restriction on the transfer of data to any jurisdiction) or (y) claiming compensation for or an injunction for non-compliance with any applicable data protection and privacy Law.

(b)            Merger Partner and each Merger Partner Subsidiary has established and maintains commercially reasonable technical, physical and organizational controls, policies, procedures, safeguards, measures and security systems, plans and technologies in material compliance with requirements under applicable privacy and data protection Laws. Since Merger Partner Incorporation, no material breach or material security incident in relation to Merger Partner’s or any Merger Partner Subsidiary personal data and/or proprietary data has occurred or, to Merger Partner’s knowledge, is threatened, and there has been no actual or, to Merger Partner’s knowledge, threatened unauthorized or illegal processing of, or accidental or unlawful destruction, loss or alteration of, any of Merger Partner’s or any Merger Partner Subsidiary’s personal data and/or proprietary data.

3.25            Merger Partner Stockholders. As of the date hereof and as of the Closing Date, there are, and will be, less than thirty (30) Merger Partner Stockholders who are not Accredited Investors.

3.26            No Other Representations or Warranties. Merger Partner hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, none of Public Company, Merger Sub nor any other Person on behalf of Public Company or Merger Sub makes any express or implied representation or warranty with respect to Public Company or Merger Sub or their respective financial condition, business, results of operations, properties, assets, liabilities, or prospects or otherwise or with respect to any other statements made or information provided to Merger Partner or any of its Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Public Company and Merger Sub set forth in Article IV (in each case as qualified and limited by the Public Company Disclosure Schedule)) none of Merger Partner or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, has relied on any representations, warranties, statements or information (including the accuracy or completeness thereof).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PUBLIC
COMPANY AND THE MERGER SUB

Except (i) as disclosed in the Public Company SEC Reports filed with the U.S. Securities and Exchange Commission (the “SEC”) prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but excluding any disclosures under the heading “Risk Factors” and any disclosure of risks included in any “forward looking statements” disclaimers or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), or (ii) as expressly set forth herein or in the disclosure schedule delivered by Public Company and Merger Sub to Merger Partner on the date of this Agreement (the “Public Company Disclosure Schedule”), Public Company and Merger Sub represent and warrant, jointly and not severally, to Merger Partner as follows:

4.1            Organization, Standing and Power. Each of Public Company and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing (to the extent applicable in such jurisdiction) under the Laws of all jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect. Each of Public Company and Merger Sub has made available to Merger Partner complete and accurate copies of its certificate of incorporation and bylaws, and copies of any amendments thereto, existing as of the date of this Agreement, and is not in material default under or in violation of any provision of any such documents.

4.2            Capitalization.

(a)            As of the date of this Agreement, the authorized capital stock of Public Company consists of 2,000,000,000 shares of Public Company Common Stock and 20,000,000 shares of preferred stock, $0.0001 par value per share (“Public Company Preferred Stock”). The rights and privileges of each class of Public Company’s capital stock are as set forth in Public Company’s certificate of incorporation, as amended. As of the close of business on the Business Day immediately prior to the date of this Agreement, (i) 612,535,358 shares of Public Company Common Stock were issued or outstanding, (ii) no shares of Public Company Common Stock were held in the treasury of Public Company or by Subsidiaries of Public Company, and (iii) no shares of Public Company Preferred Stock were issued or outstanding.

(b)            All outstanding shares of Public Company Common Stock are, and all shares of Public Company Common Stock subject to issuance pursuant to Article II, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, Public Company’s certificate of incorporation or bylaws or any agreement to which Public Company is a party or is otherwise bound. There are no obligations, contingent or otherwise, of Public Company to repurchase, redeem or otherwise acquire any shares of Public Company Common Stock. All outstanding shares of Public Company have been offered, issued and sold by Public Company in compliance with all applicable federal and state securities Laws.

4.3            Authority; No Conflict; Required Filings and Consents.

(a)            Each of Public Company and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject only to the adoption of this Agreement by Public Company in its capacity as the sole stockholder of Merger Sub, to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Public Company Board, at a duly called meeting at which all directors were present, by the unanimous vote, determined that the Merger is fair to, and in the best interests of Public Company and its stockholders. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Public Company and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Public Company and Merger Sub, subject only to the adoption of this Agreement by Public Company in its capacity as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by each of Public Company and Merger Sub and, assuming the due execution and delivery of this Agreement by Merger Partner, constitutes the valid and binding obligation of each of Public Company and Merger Sub, enforceable against Public Company and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)            The execution and delivery of this Agreement by each of Public Company and Merger Sub do not, and the consummation by Public Company and Merger Sub of the transactions contemplated by this Agreement shall not conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Public Company or Merger Sub or of the certificate of incorporation or bylaws, or any other organizational document, of any other Subsidiary of Public Company.

(c)            No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Public Company Common Stock are listed for trading is required by or with respect to Public Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Public Company or Merger Sub of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as may be required in connection with this Agreement and the transactions contemplated hereby and thereby, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws and the Laws of any foreign country, and (iv) such other consents, authorizations, orders, filings, approvals and registrations that, individually or in the aggregate, if not obtained or made, would not be reasonably expected to result in a Public Company Material Adverse Effect.

4.4            SEC Filings; Financial Statements; Information Provided.

(a)            Public Company has filed or furnished all registration statements, forms, reports, certifications and other documents required to be filed or furnished by Public Company with the SEC for a period of at least twelve (12) calendar months immediately preceding the execution of this Agreement. All such registration statements, forms, reports, certifications, and other documents, as amended prior to the date hereof, and those that Public Company may file or furnish after the date hereof until the Closing, are referred to herein as the “Public Company SEC Reports.” All of the Public Company SEC Reports (i) were or will be filed or furnished, as applicable on a timely basis, (ii) at the time filed or furnished (or if amended prior to the date hereof, when so amended), complied, or will comply when filed or furnished, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Public Company SEC Reports and (iii) did not or will not at the time they were filed or furnished (or if amended prior to the date hereof, when so amended) or are filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Public Company SEC Reports or necessary in order to make the statements in such Public Company SEC Reports, in the light of the circumstances under which they were made, not misleading, in any material respect. Public Company has never been an issuer subject to Rule 144(i) of the Securities Act. The Public Company does not have and is not subject to any “Off Balance Sheet Arrangements” (as described in item 303(a)(4)(ii) of Regulation S-K as promulgated under the Securities Act).

(b)            Each of the financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Public Company SEC Reports at the time filed (or if amended prior to the date hereof, when so amended) (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC) and (iii) fairly presented or will fairly present in all material respects the financial position of Public Company and its Subsidiaries as of the dates indicated and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that are not expected to be material in amount. The balance sheet of Public Company as of December 31, 2025 is referred to herein as the “Public Company Balance Sheet.”

(c)            The Public Company Common Stock is listed on The Nasdaq Capital Market LLC (the “Nasdaq”). The Public Company has taken no action designed to, or which would be reasonably expected to have the effect of, terminating registration of the Public Company Common Stock under the Exchange Act or delisting the Public Company Common Stock from the Nasdaq. Except as set forth on Section 4.4(c) of the Public Company Disclosure Schedules, since January 1, 2026 and prior to the date of this Agreement, Public Company has not received any correspondence from the Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Public Company Common Stock on the Nasdaq. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Public Company SEC Reports. None of the Public Company SEC reports are subject to ongoing SEC review or outstanding litigation.

(d)            Public Company’s auditor has at all times since its engagement by Public Company been “independent” with respect to Public Company within the meaning of Regulation S-X under the Exchange Act and, to the knowledge of Public Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

4.5            No Undisclosed Liabilities. Neither Public Company nor any of its Subsidiaries has any material Liability, except for (i) Liabilities described in the Public Company SEC Reports, (ii) Liabilities shown on the Public Company Balance Sheet, (iii) Liabilities of a type required to be shown on the Public Company Balance Sheet that have arisen since the date of the Public Company Balance Sheet in the Ordinary Course of Business (and which have not resulted from a breach of contract, breach of warranty, tort, infringement or violation of Law), (iv) liabilities for Transaction Expenses incurred in connection with the transactions contemplated by this Agreement, or (v) Liabilities which would not have a Public Company Material Adverse Effect.

4.6            Absence of Certain Changes or Events. During the period beginning on the date of the Public Company Balance Sheet and ending on the date hereof, Public Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, except as otherwise set forth on Section 4.6 of the Public Company Disclosure Schedule, there has not been any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably expected to have, a Public Company Material Adverse Effect.

4.7            Litigation. Except as otherwise set forth on Section 4.7 of the Public Company Disclosure Schedule, as of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator that is pending or has been threatened in writing against Public Company or any of its Subsidiaries that (i) seeks either damages in excess of $250,000 or equitable relief or (ii) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no material judgments, orders or decrees outstanding against Public Company or any of its Subsidiaries.

4.8            Compliance With Laws. Except as would not reasonably be expected to result in a Public Company Material Adverse Effect, Public Company and each of its Subsidiaries has during the last three (3) years complied with, is not in material violation of, and, as of the date of this Agreement, has not received any written notice from any Governmental Entity alleging any violation with respect to, any applicable provisions of any Law related to the conduct of its business or the ownership or operation of its properties or assets.

4.9            Opinion of Financial Advisor. Prior to the execution and delivery of this Agreement, the financial advisor of Public Company, Lake Street Capital Markets, LLC (the “Public Company Financial Advisor”), has delivered to the Public Company Board an opinion to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the aggregate consideration (i.e., the Merger Partner Merger Shares) to be paid by Public Company in the Merger pursuant to this Agreement is fair, from a financial point of view, to Public Company, a signed copy of which opinion will be provided by Public Company to Merger Partner within one (1) Business Day following the date of this Agreement solely for informational purposes to confirm delivery of such opinion to the Public Company Board.

4.10            Brokers; Fees and Expenses. Except as set forth on Section 4.10 of the Public Company Disclosure Schedule (which shall include the Public Company Financial Advisor), no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of Public Company or any of its Subsidiaries, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

4.11            Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no assets or liabilities other than those incident to its formation, the execution of this Agreement and the completion of the transactions hereunder.

4.12            Independent Investigation. Public Company and Merger Sub have conducted their own independent review and analysis of the business, results of operations, prospects, conditions (financial or otherwise), and assets of Merger Partner, and each acknowledges that it has been provided adequate access to the personnel, property, assets, premises, books and records, and other documents and data of Merger Partner for such purpose.

4.13            No Other Representations or Warranties. Each of Public Company and Merger Sub hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, none of Merger Partner nor any other Person on behalf of Merger Partner makes any express or implied representation or warranty with respect to Merger Partner or its financial condition, business, results of operations, properties, assets, liabilities, or prospects or otherwise or with respect to any other statements made or information provided to Public Company, Merger Sub or any of their Affiliates in connection with the transactions contemplated hereby, and none of Public Company, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, has relied on any representations, warranties, statements, or information (including the accuracy or completeness thereof).

ARTICLE V
CONDUCT OF BUSINESS

5.1            Covenants of Merger Partner. Except as set forth in Section 5.1 of the Merger Partner Disclosure Schedule, as expressly provided herein, or as consented to in writing by Public Company (which consent shall not be unreasonably withheld, conditioned or delayed), or to the extent necessary to comply with any applicable Law, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Merger Partner shall use commercially reasonable efforts to, act and carry on its business in the Ordinary Course of Business and to preserve intact the present business organizations and goodwill of the business and the present relationships of the business with material customers and suppliers. Without limiting the generality of the foregoing, except as set forth in Section 5.1 of the Merger Partner Disclosure Schedule, or as expressly provided herein, or to the extent necessary to comply with any applicable Law, from and after the date of this Agreement until the earlier of (i) the termination of this Agreement in accordance with its terms or (ii) the Effective Time, Merger Partner shall not, directly or indirectly, do any of the following without the prior written consent of Public Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)            (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, other than any convertible securities of Merger Partner; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

(b)            issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, including without limitation convertible promissory notes, simple agreements for future equity (SAFEs), and other convertible debt instruments, in an amount exceeding $2,500,000; provided, however, that the foregoing restriction shall not apply to issuances of shares of Merger Partner Capital Stock to vendors, service providers, or current or former employees of Merger Partner in settlement or satisfaction of bona fide accounts payable, accrued liabilities, or back wage obligations of Merger Partner;

(c)           except as required to give effect to anything in contemplation of the Closing, amend its certificate of incorporation, bylaws or other comparable charter or organizational documents or effect or be a party to any merger, consolidation, share exchange, business combination, liquidation, dissolution, reorganization, statutory conversion, recapitalization, reclassification of shares, stock split or reverse stock split or form any new subsidiary or acquire any equity interest or other interest in any other Person;

(d)           acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to Merger Partner and Merger Partner Subsidiary, taken as a whole;

(e)            except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets material to Merger Partner;

(f)            enter into any material transaction other than in the Ordinary Course of Business;

(g)            license any material Intellectual Property to or from any third party;

(h)            initiate, threaten, compromise or settle any litigation or arbitration proceeding (other than any litigation to enforce its rights under this Agreement), other than a Permitted Settlement;

(i)            (i) incur or suffer to exist any Indebtedness or guarantee any such Indebtedness of another Person in excess of $150,000 in the aggregate, provided, however, that the foregoing limitation shall not apply to Indebtedness incurred through the issuance of convertible debt instruments permitted under and within the limits of Section 5.1(b), (ii) enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing, or (iii) make any loans, advances (other than routine advances to employees of Merger Partner in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person;

(j)            create or otherwise incur any encumbrance on any material asset of Merger Partner or any of its Subsidiaries, other than Permitted Liens;

(k)            incur, pay or otherwise agree to bear any Transaction Expenses in excess of the threshold set forth in Section 5.1 of the Merger Partner Disclosure Schedule;

(l)             forgive any loans to any Person, including its employees, officers, directors or Affiliate;

(m)          enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify any agreement that terminated any Merger Partner Lease;

(n)           except in the Ordinary Course of Business, make (i) any capital expenditures or other expenditures with respect to property, plant or equipment or (ii) other material expenditures in excess of $1,000,000 in the aggregate;

(o)           make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(p)           except (A) in the Ordinary Course of Business or (B) in connection with any transaction otherwise specifically permitted by this Section 5.1(p), (i) modify or amend in any material respect, or terminate, any material contract or agreement to which Merger Partner or Merger Partner Subsidiary is party, or (ii) knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of Merger Partner Subsidiary);

(q)           materially change the timing of payment of accounts payable or other obligations other than in the Ordinary Course of Business consistent with past practice, except as set forth on Section 5.1(q) of the Merger Partner Disclosure Schedule, and except for bona fide settlements of accounts payable or accrued liabilities effected through issuances permitted under Section 5.1(b);

(r)            except (A) in the Ordinary Course of Business or (B) in connection with any transaction otherwise specifically permitted by this Section 5.1(r), (i) enter into any contract or agreement, including those relating to the rendering of services or the distribution, sale or marketing by third parties of the products or products licensed by Merger Partner or Merger Partner Subsidiary other than with respect to any resale agreement currently being negotiated as of the date of this Agreement or (ii) license any Intellectual Property rights to or from any third party;

(s)            open or close any facility or office, except as set forth on Section 5.1(s) of the Merger Partner Disclosure Schedule;

(t)            make, change or revoke any material Tax election (other than elections made in the Ordinary Course of Business), change an annual accounting period in respect of material Taxes, enter into any closing agreement in respect of material Taxes, waive or extend any statute of limitations with respect to material Taxes (other than any automatic extension granted in the Ordinary Course of Business and consistent with past custom and practice of Merger Partner), settle or compromise any material Tax liability, claim or assessment, knowingly surrender any right to claim a refund of material Taxes, or amend any material Tax Return; or

(u)            authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would reasonably be expected to, individually or in the aggregate, (i) make any representation or warranty of Merger Partner in this Agreement untrue or incorrect, or (ii) impair, delay or prevent the satisfaction of any conditions in Article VII hereof.

5.2            Covenants of Public Company. During the period from the date of this Agreement until the earlier of the termination of this Agreement (in accordance with its terms) or the Effective Time, Public Company shall, except as expressly contemplated by this Agreement, as required by applicable Law, or with the prior written consent of Merger Partner (which consent shall not be unreasonably withheld, conditioned, or delayed), to use its reasonable best efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement, or as required by applicable Law, Public Company shall not, without the prior written consent of the Merger Partner (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)            amend its charter documents in a manner that would adversely affect Merger Partner or the holders of Merger Partner Capital Stock relative to the other holders of Public Company Common Stock;

(b)            other than for the Trading Market compliance purposes (i) split, combine, or reclassify any securities of the Public Company in a manner that would adversely affect the Merger Partner or the holders of Merger Partner Capital Stock relative to the other holders of Public Company Common Stock, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any securities of the Public Company, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly owned subsidiaries and ordinary quarterly dividends, consistent with past practice with respect to timing of declaration and payment);

(c)            acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person, in each case that would reasonably be expected to prevent, impede, or materially delay the consummation of the merger or other transactions contemplated by this Agreement;

(d)            adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization; or

(e)            agree or commit to do any of the foregoing.

5.3            Confidentiality. The parties acknowledge that Public Company and Merger Partner have previously executed a letter agreement, dated as of January 13, 2025 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified by this Agreement.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1            No Solicitation.

(a)            No Solicitation or Negotiation. Except as set forth in this Section 6.1, and to the extent permitted by DGCL, until the earlier to occur of (i) the termination of this Agreement pursuant to Article VIII or (ii) the Effective Time, each of Merger Partner and its Subsidiaries shall not, and Merger Partner shall cause its directors, officers, employees and consultants not to, and shall instruct its attorneys and financial advisors (“Representatives”) not to, directly or indirectly:

(i)            solicit, seek, encourage, induce or initiate or knowingly take any action to facilitate or encourage any offers, inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal or Acquisition Inquiry;

(ii)            enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any Acquisition Proposal or Acquisition Inquiry, or furnish to any Person any non-public information or afford any Person other than Public Company or Merger Partner, as applicable, access to such party’s property, books or records (except pursuant to a request by a Governmental Entity) in connection with any offers, inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(iii)            take any action to make the provisions of any “fair price”, “business combination” or “control share acquisition” statute or other similar statute or regulation inapplicable to any transactions contemplated by an Acquisition Proposal; or

(iv)            publicly propose to do any of the foregoing described in clauses (i) through (iii).

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, subject to compliance with Section 6.1(c), prior to the Specified Time, Merger Partner and its Representatives, may (A) furnish non-public information with respect to Public Company and its Subsidiaries to any Qualified Person (and the Representatives of such Qualified Person), or (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any bona fide, unsolicited written Acquisition Proposal which such party’s board of directors determines in good faith, after consultation with such party’s financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Proposal (and is not withdrawn); provided, (x) that Merger Partner receives from the Qualified Person an executed confidentiality agreement on terms not less restrictive than exist in the Confidentiality Agreement and, if entered into after the date of this Agreement, containing additional provisions that expressly permit such party to comply with this terms of this Section 6.1 (a copy of which shall be provided to the other party), (y) that the party seeking to make use of this proviso has not otherwise materially breached this Section 6.1 with respect to such Acquisition Proposal or the Person making such Acquisition Proposal, and (z) the Merger Partner Board has determined in good faith (after consultation with outside legal counsel) that the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. It is understood and agreed that any violation of the restrictions in this Section 6.1 (or action that, if taken by Merger Partner would constitute such a violation) by any director, officer, attorney, or financial advisor of Merger Partner shall be deemed to be a breach of this Section 6.1 by Merger Partner.

(b)            No Change in Recommendation or Alternative Acquisition Agreement. Prior to the Effective Time:

(i)            Merger Partner Board (and any committee thereof) shall not, except as set forth in this Section 6.1, (1) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the approval or recommendation by the Merger Partner Board with respect to the Merger, (2) fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement, or (3) propose publicly to approve, endorse, adopt or recommend, or has approved, endorsed, adopted, or recommended any Acquisition Proposal (each, a “Merger Partner Board Recommendation Change”);

(ii)            Merger Partner shall not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); and

(iii)            the Merger Partner Board, and each committee thereof, shall not, except as set forth in this Section 6.1, adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of this Section 6.1), at any time prior to the Specified Time, the Merger Partner Board may effect a Merger Partner Board Recommendation Change, as the case may be, with respect to a Superior Proposal, if: (i) the Merger Partner Board shall have determined in good faith (after consultation with outside legal counsel) that the failure to effect such Merger Partner Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; (ii) Merger Partner has provided at least four (4) Business Days prior written notice to Public Company that it intends to effect a Merger Partner Board Recommendation Change and written copies of any relevant proposed transactions agreements with any party making a potential Superior Proposal (including the identity of the Person making such Superior Proposal) (a “Recommendation Change Notice”) (it being understood that the Recommendation Change Notice shall not constitute a Merger Partner Board Recommendation Change for purposes of this Agreement); (iii) Merger Partner has complied in all material respects with the requirements of this Section 6.1 in connection with any potential Superior Proposal; (iv) Merger Partner has, and has caused its financial advisors and outside legal counsel to, during the four (4) Business Day period referred to in clause (ii) above, negotiate with Public Company in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal (to the extent the other party desires to negotiate); and (v) if Public Company shall have delivered to Merger Partner a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during the four (4) Business Day period referred to in clause (ii) above, the Merger Partner Board shall have determined in good faith (after consultation with outside legal counsel), after considering the terms of such offer by Public Company, that the failure to effect a Merger Partner Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. In the event of any material amendment to any Superior Proposal (including any revision in the amount, form or mix of consideration Merger Partner’s stockholders would receive as a result of such potential Superior Proposal), Merger Partner shall be required to provide Public Company with notice of such material amendment and there shall be a new two (2) Business Day period following such notification during which the parties shall comply again with the requirements of this Section 6.1(b) and the Merger Partner Board shall not make a Merger Partner Board Recommendation Change prior to the end of any such period as so extended.

(c)            Notices of Proposals. Merger Partner will as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify Public Company of its receipt of any Acquisition Proposal and (ii) provide to Public Company a copy of such Acquisition Proposal (if written), or a summary of the material terms and conditions of such Acquisition Proposal (if oral), including the identity of the Person making such Acquisition Proposal, and copies of all written communications and materials from such Person with respect to such actual or potential Acquisition Proposal. Merger Partner shall notify Public Company, in writing, of its first decision of its board of directors as to whether to consider any Acquisition Proposal or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide non-public information with respect to such to any Person, which notice shall be given as promptly as practicable after such determination was reached (and in any event no later than twenty-four (24) hours after such determination was reached). Merger Partner will (A) provide Public Company with written notice setting forth such information as is reasonably necessary to keep Public Company reasonably informed of the material terms of any such Acquisition Proposal and of any material amendments or modifications thereto made by the Person making an Acquisition Proposal, and (B) at least two (2) Business Days prior to the provision of any material non-public information of Merger Partner to any such Person, provide such information to Public Company (including by posting such information to an electronic data room), to the extent such information has not previously been made available to Public Company.

(d)            Certain Permitted Disclosure. Nothing contained in this Agreement shall prohibit Merger Partner or its board of directors from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by Merger Partner or its boards of directors pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Merger Partner is unable to take a position with respect to the bidder’s tender offer unless the applicable board of directors determines after consultation with its outside legal counsel, that such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, further, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Merger Partner Board Recommendation Change unless such communication expressly reaffirms its recommendation for the Merger and the other transactions contemplated hereby in such communication.

(e)            Cessation of Ongoing Discussions. Merger Partner shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; provided, however, that the foregoing shall not in any way limit or modify the rights of any party hereto under the other provisions of this Section 6.1. Merger Partner will promptly revoke or withdraw access of any Person (other than Public Company and its respective Representatives) to any data room (virtual or actual) containing any non-public information with respect to Public Company that was established or shared in connection with any potential Acquisition Proposal and request from each third party (other than Public Company and its Representatives) the prompt return or destruction of all non-public information with respect to Public Company, as applicable, previously provided to such Person.

6.2            Access to Information. Each of Public Company and Merger Partner shall afford to the other party’s officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, each of Public Company and Merger Partner shall furnish promptly to the other party all information concerning its business, properties, assets and personnel as the other party may reasonably request in furtherance of the consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that a party may restrict the foregoing access to the extent that (a) any applicable Law requires such restriction, (b) such access would give rise to a risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege, or (c) such access would be in breach of any confidentiality obligation or similar obligation. Each of Public Company and Merger Partner will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.2 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger. Any information obtained pursuant to the access contemplated by this Section 6.2 shall be subject to the Confidentiality Agreement. Any access to any facilities of Merger Partner, Public Company, or any of their Subsidiaries, shall be subject to the reasonable security measures and insurance requirements of Merger Partner, Public Company, or any of their Subsidiaries, as applicable, and shall not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including, without limitation, any Phase I or Phase II environmental assessments. Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, each of Public Company and Merger Partner shall promptly provide the other party with copies of any material notice, report or other document received from any Governmental Entity in connection with the Merger or any of the transactions contemplated by this Agreement.

6.3            Stockholder Approval.

(a)            Promptly after the execution of this Agreement, and in any event no later than fifteen (15) Business Days thereafter, Merger Partner shall solicit and obtain the Merger Partner Stockholder Approval by the Merger Partner Written Consent for the purposes of (i) evidencing the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby and (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which was attached to the Merger Partner Written Consent, and that such stockholder has received and read a copy of Section 262 of the DGCL and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment in cash of the fair value of its Merger Partner Capital Stock under Section 262 the DGCL. In connection with the Merger Partner Stockholder Approval, Merger Partner shall comply with all disclosure and other obligations to its stockholders under the DGCL and any other applicable Laws. Merger Partner shall take all action that is both reasonable and lawful to obtain the Merger Partner Stockholder Approval. Without limiting the generality of the foregoing, Merger Partner agrees that its obligations under this Section 6.3(a) shall not be affected by the commencement, public proposal, public disclosure or communication to Merger Partner of any Acquisition Proposal or a Merger Partner Board Recommendation Change. Any solicitation or similar disclosure circulated to Merger Partner’s stockholder in connection with this Agreement and the Merger shall be in form and substance reasonably satisfactory to Public Company and, except in the case of a Merger Partner Board Recommendation Change, any solicitation or similar disclosure, if the Merger Partner Stockholder Approval has not already been obtained, shall include the recommendation of Merger Partner Board that Merger Partner’s stockholder consent to the adoption of this Agreement and approval of the Merger.

(b)            Public Company, in its capacity as the sole stockholder of Merger Sub, shall approve the Merger.

(c)            If required by applicable Law, as soon as reasonably practicable following the execution of this Agreement, Merger Partner and Public Company shall jointly prepare and deliver to all holders of Merger Partner Capital Stock who are not Accredited Investors an information statement (“Information Statement”) containing the information with respect to the Public Company Common Stock required to comply with the information and disclosure requirements set forth in Rules 502 and 506 of Regulation D promulgated under the Securities Act. Each of Merger Partner and Public Company shall furnish all information (including financial statements) concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation and delivery of the Information Statement. Public Company shall provide a draft of the Information Statement and related materials to Merger Partner within a reasonable period of time prior to the dispatch thereof and will consider in good faith any comments proposed by Merger Partner.

(d)            Within ten (10) Business Days following the execution of this Agreement, Public Company shall provide and Merger Partner shall distribute to each Merger Partner Stockholder an investor questionnaire in form and substance reasonably satisfactory to Public Company regarding whether such Merger Partner Stockholder is an Accredited Investor. Merger Partner shall use commercially reasonable efforts to cause each Merger Partner Stockholder to return the investor questionnaires by the tenth (10th) Business Day following the date on which the investor questionnaire form was delivered. Notwithstanding the foregoing, Public Company may determine in its reasonable discretion that any such Merger Partner Stockholder is an Accredited Investor or an Unaccredited Investor, as the case may be.

(e)            Notwithstanding the foregoing, nothing herein shall limit a party’s right to terminate this Agreement pursuant to Section 8.1.

6.4            Legal Conditions to Merger.

(a)            Subject to the terms hereof, including Section 6.4(b), Merger Partner and Public Company shall each use reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Merger Partner or Public Company or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, and (B) any other applicable Laws, and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Merger Partner and Public Company shall reasonably cooperate with each other in connection with the making of all such filings. Merger Partner and Public Company shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Public Company and Merger Partner agree that nothing contained in this Section 6.4(a) shall modify or affect their respective rights and responsibilities under Section 6.4(b).

(b)            Each of Merger Partner and Public Company shall use reasonable best efforts to give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents related to or required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Merger Partner Disclosure Schedule or the Public Company Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that may have a Merger Partner Material Adverse Effect or a Public Company Material Adverse Effect, as the case may be, from occurring prior to or after the Effective Time.

(c)            Subject to the terms hereof, Public Company and Merger Partner agree, and shall cause each of their respective Subsidiaries, to (i) cooperate and to use their respective commercially reasonable efforts to obtain any required government clearances or approvals under any other federal, state or foreign Law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), and (ii) respond to any government requests for information under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.

6.5            Public Disclosure. The initial press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by Public Company and Merger Partner. No party shall, and no party shall permit any of its Subsidiaries or any of its Representatives to, issue any other press release or otherwise make any public statement with respect to the Merger or this Agreement unless required by applicable Law or stock exchange rule, in which case the party required to make such disclosure shall use commercially reasonable efforts to consult with the other party before making any such press release or public statement; provided that Public Company may comply with SEC requirements under the Securities Act or the Exchange Act that require any disclosure, without the consent of other parties hereto. Without limiting the foregoing, Public Company shall, within four (4) Business Days following the execution of this Agreement, file with the SEC a Current Report on Form 8-K in form and substance as reasonably approved by Merger Partner (which approval shall not be unreasonably withheld, conditioned or delayed).

6.6            Intended Tax Treatment. The parties intend that the Merger qualify for the Intended Tax Treatment. Each of the parties shall use reasonable best efforts to cause the Merger to so qualify, and agree not to, and not to permit or cause any of their Affiliates to, take any action or cause any action to be taken which would reasonably be expected to prevent or impede the Merger from so qualifying. The Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

6.7            Notification of Certain Matters. Public Company shall give prompt notice to Merger Partner, and Merger Partner shall give prompt notice to Public Company, upon becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (i) any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in a manner that would reasonably be expected to cause the failure of a condition set forth in Article VII, in each case, at any time from and after the date of this Agreement until the Effective Time, or (ii) any material failure of Public Company and Merger Sub or Merger Partner, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

6.8            Employee Communications. Public Company and Merger Partner will use reasonable best efforts to consult with each other, and will consider in good faith each other’s advice and comments, prior to providing any notices or other written or broad-based communications to their respective employees or other individual service providers regarding this Agreement or the Merger and the effects thereof on the employment or service, compensation or benefits of their respective employees or other individual service providers; provided, that the foregoing shall not apply to any later communication of information that is the same as, or is substantially similar to, information with respect to which Merger Partner has previously provided its consent.

6.9            State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation (or any similar anti-takeover provision of Merger Partner’s or Public Company’s governing documents) is or may become applicable to any of the transactions contemplated by this Agreement, the parties hereto shall use their respective commercially reasonable efforts to (i) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (ii) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

6.10            Section 16 Matters. Prior to the Effective Time, Public Company shall take all such steps as may be required (to the extent permitted under applicable Law and no-action letters issued by the SEC) to cause any acquisitions of Public Company Common Stock (and any options to purchase the same) in connection with this Agreement and the transactions contemplated hereby, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Public Company following the Merger, to be exempt under Rule 16b-3 promulgated under the Exchange Act; provided, that Merger Partner has provided Public Company with information concerning directors, officers and/or equityholders of Merger Partner sufficient for Public Company to take such steps.

6.11            Directors’ and Officers’ Indemnification and Insurance.

(a)            Public Company and Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by the Merger Partner now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Merger Partner or any of its Subsidiaries (each an “Indemnified Party”) as provided in the charter documents of Merger Partner, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms. For a period of six years from the Effective Time, the Surviving Corporation shall, and Public Company shall cause the Surviving Corporation to, cause the charter documents of the Surviving Corporation to contain provisions with respect to indemnification, advancement of expenses, and exculpation that are at least as favorable to the Indemnified Parties as the indemnification, advancement of expenses, and exculpation provisions set forth in the charter documents of the Merger Partner as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b)            Merger Partner has, at Public Company’s sole cost and expense: (i) obtained as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement). All costs and expenses (including the timely payment thereof) associated with such officers’ and directors’ liability insurance policy shall be borne solely by Public Company.

(c)            The obligations of Public Company, Merger Sub, and the Surviving Corporation under this Section 6.11 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.11 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.11 applies shall be third party beneficiaries of this Section 6.11, each of whom may enforce the provisions of this Section 6.11).

(d)            In the event Public Company, the Surviving Corporation, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Public Company or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.11. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Merger Partner or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 6.11 is not prior to, or in substitution for, any such claims under any such policies.

6.12            Calculation of Exchange Ratio.

(a)            Not less than ten (10) Business Days prior to the anticipated date for Closing (the “Anticipated Closing Date”), Public Company shall deliver to Merger Partner a draft schedule (the “Draft Exchange Ratio Schedule”) setting forth, in reasonable detail, Public Company’s good faith, estimated calculation of the Exchange Ratio as of the Anticipated Closing Date; provided, that Merger Partner shall make available to Public Company the Merger Partner capitalization information required to calculate the Exchange Ratio, or any such additional information of Merger Partner as Public Company may reasonably request. Public Company shall make available to Merger Partner the work papers and back-up materials used in or reasonably relevant to preparing the Draft Exchange Ratio Schedule and, if reasonably requested by Merger Partner, Public Company’s transfer agent, accountants and counsel at reasonable times and upon reasonable advance notice. Merger Partner shall have five (5) Business Days following receipt of the Draft Exchange Ratio Schedule and supporting materials (the “Review Period”) to review the Draft Exchange Ratio Schedule and provide written comments, objections, or proposed revisions thereto. Public Company shall consider in good faith and incorporate any comments provided by Merger Partner. If Merger Partner delivers written notice of any dispute regarding the Draft Exchange Ratio Schedule within the Review Period, the parties shall attempt in good faith to resolve such dispute.

(b)            Not less than four (4) (but no more than six (6)) Business Days prior to the Anticipated Closing Date, Public Company will deliver to Merger Partner a proposed final schedule (the “Final Exchange Ratio Schedule”) setting forth, in reasonable detail, Public Company’s good faith, estimated calculation of the Exchange Ratio, prepared and certified by Public Company’s Chief Financial Officer (or if there is no Chief Financial Officer, the Chief Executive Officer of Public Company). Merger Partner shall have two (2) Business Days to review and confirm the Final Exchange Ratio Schedule. If Merger Partner delivers written notice of any dispute regarding the Final Exchange Ratio Schedule, the parties shall attempt in good faith to resolve such dispute. The Final Exchange Ratio Schedule shall be conclusive and binding upon the certification of both Public Company and Merger Partner.

6.13            Continuing Employee Offers. Within fifteen (15) days following the date hereof, Merger Partner shall provide to Public Company a true and complete list of all Continuing Employees which list is subject to approval by Public Company. Public Company shall, no later than five (5) days prior to the Anticipated Closing Date, make offers of employment to each Continuing Employee on terms and conditions determined by Public Company and communicated to Merger Partner. Each such employment offer shall be effective as of and contingent upon the occurrence of the Closing.

6.14            Merger Partner Financials. As promptly as reasonably practicable following the date hereof, Merger Partner shall deliver to Public Company any unaudited consolidated balance sheets and the related unaudited consolidated statements of operations and comprehensive loss, and stockholders’ deficit and cash flows of Merger Partner as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter), as applicable that is required by applicable Law. All such financial statements, together with any unaudited consolidated balance sheet and the related unaudited consolidated statements of operations and comprehensive loss, and stockholders’ deficit and cash flows of Merger Partner as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required by applicable Law (A) will fairly present in all material respects the financial position of Merger Partner as of the date thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments, none of which is expected to be material), and (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, subject, in the case of any unaudited financial statements, to normal year-end audit adjustments, none of which is expected to be material).

6.15            Obligations of Merger Sub. Public Company will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

6.16            No Circumvention. From and after the date hereof, Public Company shall not enter into any agreement, take any corporate action, or consummate any financing or other transaction that would be reasonably expected to (a) limit or impair the ability of any Merger Partner Stockholder to resell registrable securities once registered, or (b) circumvent or avoid these obligations.

6.17            Public Company Listing Notices. Public Company shall promptly (and in any event within twenty-four (24) hours) provide Merger Partner with written notice and copies of all correspondence to or from the Trading Market relating to any listing, deficiency, compliance, or minimum bid price matters.

6.18            Registration Rights.

(a)            Within thirty (30) calendar days following the Closing Date, Public Company shall file with the SEC a registration statement on Form S-3 (or, if Public Company is not then eligible to use Form S-3, on Form S-1) (the “Resale Registration Statement”) covering the resale of all shares of Public Company Common Stock issued to Merger Partner Stockholders as Merger Consideration pursuant to Section 2.1(c) (collectively, the “Registrable Securities”). Public Company shall use its commercially reasonable efforts to cause the Resale Registration Statement to be declared effective by the SEC as promptly as practicable after filing, and in no event later than the earlier of (i) sixty (60) calendar days following the Closing Date (or ninety (90) calendar days if the SEC reviews the Resale Registration Statement), and (ii) the fifth (5th) Business Day after Public Company is notified by the SEC that the Resale Registration Statement will not be reviewed or is no longer subject to further review.

(b)            Public Company shall use its commercially reasonable efforts to keep the Resale Registration Statement continuously effective until the earliest of (i) the date on which all Registrable Securities covered by such Resale Registration Statement have been sold, (ii) the date on which all Registrable Securities covered by such Resale Registration Statement may be sold without restriction pursuant to Rule 144 under the Securities Act (including without limitation of volume or manner of sale and without the requirement for Public Company to be in compliance with the current public information requirements under Rule 144(c)(1)), and (iii) the third (3rd) anniversary of the Closing Date.

(c)            Public Company shall bear all Registration Expenses incurred in connection with any registration pursuant to this Section 6.18. For purposes of this Section 6.18, “Registration Expenses” shall mean all expenses incurred by Public Company in effecting any registration, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and accountants for Public Company, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses. “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any holder of Registrable Securities.

6.19            Listing Compliance. From and after the Closing Date until the earlier of (i) the date on which the Resale Registration Statement is declared effective by the SEC and (ii) the date on which all Registrable Securities may be sold without restriction pursuant to Rule 144 under the Securities Act (including without limitation of volume or manner of sale and without the requirement for Public Company to be in compliance with the current public information requirements under Rule 144(c)(1)), Public Company shall use its commercially reasonable efforts to (a) maintain the listing of the Public Company Common Stock on the Trading Market, (b) comply in all material respects with all listing and maintenance requirements of the Trading Market applicable to Public Company, (c) timely file all reports required to be filed with the SEC pursuant to the Exchange Act, and (d) remain in compliance with the current public information requirements of Rule 144(c)(1) under the Securities Act. Public Company shall promptly notify the holders of Registrable Securities in writing of (x) any notice of deficiency or non-compliance received from the Trading Market, (y) any action or proceeding threatened or commenced by the Trading Market or the SEC relating to the listing or registration of the Public Company Common Stock, and (z) any other event that would reasonably be expected to result in the delisting of the Public Company Common Stock from the Trading Market.

6.20            Trading Market Transaction.

(a)            If, at any time during the period beginning on the Closing Date and ending on the date that is twelve (12) months following the Closing Date (the “Trading Market Trigger Period”), the Surviving Corporation, or Public Company, executed and announced a definitive commercial, strategic, joint venture, licensing, partnership, or other bona fide revenue-generating or value-enhancing agreement with a Trading Market (a “Trading Market Transaction”), approved by the Public Company Board, then Public Company shall issue to the Merger Partner Stockholders, on a pro rata basis in accordance with their respective ownership immediately prior to the Effective Time, an aggregate of 13,000,000 duly authorized, validly issued, fully paid and nonassessable restricted shares of Public Company Common Stock (the “Trading Market Earn-Out Shares”).

(b)            Notwithstanding anything to the contrary in this Section 6.20, each Merger Partner Stockholder that is an Unaccredited Investor shall not be entitled to receive any Trading Market Earn-Out Shares. In lieu thereof, each such Unaccredited Investor shall be entitled to receive, with respect to each share of Merger Partner Capital Stock held immediately prior to the Effective Time, a cash payment equal to the higher of (i) price per share equal to the VWAP of the Public Company Common Stock for the five (5) consecutive Trading Days ending on the Trading Day immediately preceding the Closing Date, or (ii) price per share equal to the VWAP of the Public Company Common Stock for the five (5) consecutive Trading Days ending on the Trading Day immediately preceding the execution and announcement of Trading Market Transaction, without interest and subject to applicable Tax withholding (the “Trading Market Earn-Out Cash Consideration”). The Trading Market Earn-Out Cash Consideration shall be paid no later than ten (10) Business Days following the consummation of the Trading Market Transaction, on a timeline consistent with payment of the Trading Market Earn-Out Shares to Accredited Investors.

(c)            The Trading Market Earn-Out Shares shall be issued no later than ten (10) Business Days following the execution and announcement of definitive agreement for the Trading Market Transaction.

(d)            Within thirty (30) calendar days following the execution and announcement of definite agreement for the Trading Market Transaction, Public Company shall file with the SEC a registration statement on Form S-3 (or, if Public Company is not then eligible to use Form S-3, on Form S-1) (the “Trading Market Resale Registration Statement”) covering the resale of all shares of Public Company Common Stock issued to Merger Partner Stockholders as Trading Market Earn-Out Shares pursuant to Section 6.20. Public Company shall use its commercially reasonable efforts to cause the Trading Market Resale Registration Statement to be declared effective by the SEC as promptly as practicable after filing, and in no event later than the earlier of (i) sixty (60) calendar days following the closing of the Trading Market Transaction (or ninety (90) calendar days if the SEC reviews the Trading Market Resale Registration Statement), and (ii) the fifth (5th) Business Day after Public Company is notified by the SEC that the Trading Market Resale Registration Statement will not be reviewed or is no longer subject to further review.

(e)            The parties acknowledge and agree that the Trading Market Earn-Out Shares constitute additional contingent merger consideration payable to the Merger Partner Stockholders and shall be treated as such for all Tax purposes unless otherwise required by applicable Law.

(f)            Following the Closing, Public Company and the Surviving Corporation shall use commercially reasonable efforts to engage with a Trading Market in furtherance of a potential Trading Market Transaction.

6.21            Public Company Securities.

(a)            Merger Partner shall use commercially reasonable efforts to dispose of, through bona fide open-market sales or privately negotiated transactions, all the Public Company Common Stock held by Merger Partner prior to the Closing Date, in a manner intended to (i) comply in all respects with applicable Law, the rules of the applicable Trading Market, and any applicable insider trading, anti-manipulation, and tipping restrictions, and (ii) avoid undue disruption to the trading market for Public Company Common Stock.

(b)            Upon Public Company’s reasonable request, Merger Partner shall (subject to applicable Law and any confidentiality obligations) keep Public Company reasonably informed, on a non-public and confidential basis, of the aggregate number of Public Company Common Stock disposed of and the aggregate number remaining.

6.22            Settlement of Liabilities.

(a)            Merger Partner shall use commercially reasonable efforts to repay, satisfy, compromise or otherwise settle, in cash or through bona fide negotiated settlements, outstanding Liabilities of Merger Partner and its Subsidiaries, which Liabilities are identified on Section 3.5(b) of the Merger Partner Disclosure Schedules (the “Scheduled Liabilities”), so than no more than Ten Million Dollars ($10,000,000) of the Scheduled Liabilities will be outstanding as of the Closing Date.

(b)            For purposes of this Section 6.22, repayment or settlement may include (i) payment in full, (ii) negotiated reductions or compromises, (iii) discounted lump-sum settlements, or (iv) other commercially reasonable arrangements that extinguish or permanently reduce the applicable Scheduled Liabilities, in each case in compliance with applicable Law and the terms of the applicable underlying agreements.

(c)            Upon Public Company’s reasonable request, Merger Partner shall provide reasonable documentation evidencing repayments or settlements consummated pursuant to this Section 6.22, and shall keep Public Company reasonably informed, on a non-public and confidential basis, of material developments relating to the repayment or settlement of the Scheduled Liabilities.

ARTICLE VII
CONDITIONS TO MERGER

7.1            Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)            Merger Partner Stockholder Approval. The Merger Partner Stockholder Proposal shall have been approved by means of the Merger Partner Written Consent by the requisite vote of the stockholders of Merger Partner under applicable Law and Merger Partner’s certificate of incorporation.

(b)            Public Company Stockholder Approval. If required under the applicable securities laws or rules and regulations of the Trading Market, Public Company shall have obtained a Public Company stockholder approval to approve the Merger.

(c)            No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stop order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(d)            No Litigation. There shall not be pending any suit, action, or proceeding challenging or seeking to restrain, limit or prohibit any transactions contemplated by this Agreement or seeking to obtain from Merger Partner or Public Company in connection with the transactions contemplated by this Agreement any material damages or material commitments.

(e)            Key Party Agreements. Public Company and the applicable Merger Partner parties shall have executed and delivered the consulting or employment agreements set forth on Schedule 7.1(e).

(f)            Waiver of Severance Provisions. Each employee or consultant of Merger Partner identified on Schedule 7.1(f) shall have executed and delivered to Public Company a written waiver, in form and substance reasonably satisfactory to Public Company and Merger Partner, irrevocably waiving and releasing any and all severance, change-in-control, transaction, retention, termination, or similar rights, benefits, or entitlements arising under any agreement, plan, policy, or arrangement in effect prior to the Closing. In addition, Public Company shall have issued, and each such employee or consultant shall have accepted, a new offer letter, effective as of the Closing, providing for severance or termination benefits that are expressly intended to replace the prior severance rights.

7.2            Additional Conditions to the Obligations of Public Company and Merger Sub. The obligations of Public Company and Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived in writing exclusively by Public Company and Merger Sub:

(a)            Representations and Warranties. The representations and warranties of Merger Partner set forth in Article III (in each case as qualified and limited by the Merger Partner Disclosure Schedule) and in any certificate or other writing delivered by Merger Partner pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (B) where the failure to be true and correct (without regard to any materiality or Merger Partner Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Merger Partner Material Adverse Effect) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (B) for changes expressly provided for in this Agreement, and (C) where the failure to be true and correct (without regard to any materiality or Merger Partner Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Merger Partner Material Adverse Effect); provided, however, that the representations and warranties made by Merger Partner in Sections 3.1, 3.2, 3.4, 3.7, 3.19 and 3.20 shall not be subject to the qualifications set forth in clauses (i)(B) and (ii)(C) above and instead shall be true and correct in all but de minimis respects.

(b)            Performance of Obligations of Merger Partner. Merger Partner shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

(c)            No Merger Partner Material Adverse Effect. No Merger Partner Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(d)            Officers’ Certificate. Public Company shall have received an officers’ certificate duly executed by the Chief Executive Officer of Merger Partner to the effect that the conditions of Sections 7.2(a), (b) and (c) have been satisfied.

(e)            Third Party Consents. Merger Partner shall have obtained (i) all consents and approvals of third parties listed in Section 7.2(e) of the Merger Partner Disclosure Schedule and (ii) any other consent or approval of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Merger Partner Material Adverse Effect.

(f)            Certain Agreements. Each party identified on Schedule 7.2(f) shall have provided its prior written consent to the change of control contemplated by this Agreement under the applicable agreement to which it is a party, and each such agreement shall remain in full force and effect as of the Closing.

(g)            Merger Partner Fairness Opinion. The Merger Partner Board has obtained a fairness opinion confirming the Merger Consideration.

(h)            Options. Merger Partner shall have cancelled, terminated, or otherwise extinguished all outstanding options, whether vested or unvested, to purchase equity securities of Merger Partner that have a per-share exercise or strike price more than $2.00, and shall have delivered to Public Company reasonably satisfactory written evidence of such cancellations, including copies of cancellation agreements, board resolutions, and other customary documentation.

(i)            Leak-out Agreement. All Merger Partner Stockholders owning more than one percent (1%) of the outstanding Merger Partner Capital Stock (on an as-converted, fully-diluted basis) shall have executed and delivered to Public Company a leak-out agreement, in a form mutually agreed upon by Public Company and Merger Partner, and Merger Partner shall have provided Public Company with reasonably satisfactory evidence of such execution and delivery.

(j)            Merger Partner Convertible Notes. All outstanding convertible promissory notes or other convertible indebtedness of Merger Partner (whether principal, accrued interest, or other amounts) shall have been irrevocably converted into shares of Merger Partner Capital Stock in accordance with their respective terms, and Merger Partner shall have delivered to Public Company reasonably satisfactory evidence of such conversions.

7.3            Additional Conditions to the Obligations of Merger Partner. The obligation of Merger Partner to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Merger Partner:

(a)            Representations and Warranties. The representations and warranties of Public Company and Merger Sub set forth in Article IV (in each case as qualified and limited by the Public Company Disclosure Schedule) and in any certificate or other writing delivered by Public Company or Merger Sub pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (B) where the failure to be true and correct (without regard to any materiality or Public Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Public Company Material Adverse Effect) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (B) for changes contemplated by this Agreement and (C) where the failure to be true and correct (without regard to any materiality or Public Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Public Company Material Adverse Effect); provided, however, that the representations and warranties made by Public Company and Merger Sub in Sections 4.1, 4.2, 4.3, 4.6, and 4.10 shall not be subject to the qualifications set forth in clauses (i)(B) and (ii)(C) above and instead shall be true and correct in all but de minimis respects.

(b)            Performance of Obligations of Public Company and Merger Sub. Public Company and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date.

(c)            No Public Company Material Adverse Effect. No Public Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(d)            Board Composition. Public Company shall have caused the nomination and election to its board of directors of two (2) individuals designated by Merger Partner and reasonably acceptable to Public Company’s Nominating and Corporate Governance Committee.

(e)            Third Party Consents. Public Company shall have obtained (i) all consents and approvals of third parties listed in Section 7.3(e) of the Public Company Disclosure Schedule and (ii) any other consent or approval of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Public Company Material Adverse Effect.

(f)            Officers’ Certificate. Merger Partner shall have received an officers’ certificate duly executed by the Chief Executive Officer of Public Company to the effect that the conditions of Sections 7.3(a), (b), and (c) have been satisfied.

(g)            Public Company Common Stock. The Public Company Common Stock shall be listed and in good standing on the Trading Market.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1            Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(h), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after approval of the Merger Partner Stockholder Proposal by the stockholders of Merger Partner:

(a)            by mutual written consent of Public Company and Merger Partner;

(b)            by either Public Company or Merger Partner if the Merger shall not have been consummated within 90 days from the date hereof (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to Public Company or Merger Partner if such party’s (or in the case of Public Company, Merger Sub’s) failure to fulfill any obligation under this Agreement has been a principal cause of the failure of the Merger to occur on or before the Outside Date);

(c)            by either Public Company or Merger Partner if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the issuance of any such order, decree, ruling or other action is principally attributable to the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Effective Time;

(d)            by Public Company, if: (i) the Merger Partner Board shall have effected a Merger Partner Board Recommendation Change, or (ii) Merger Partner shall have materially breached its obligations under Section 6.1 or Section 6.3(a);

(e)            by Public Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement on the part of Merger Partner, which breach would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied; provided, that Public Company is not then in material breach of any representation, warranty or covenant under this Agreement; and provided, further, that if such breach or failure to perform is curable by Merger Partner, as applicable, then this Agreement shall not terminate pursuant to this Section 8.1(e) as a result of such particular breach or failure until the expiration of a thirty (30)-calendar day period commencing upon delivery of written notice from Public Company to Merger Partner of such breach or failure and it being understood that this Agreement shall not terminate pursuant to this Section 8.1(e) as a result of such particular breach or failure if such breach or failure is cured prior to such termination becoming effective;

(f)            by Merger Partner, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement on the part of Public Company, which breach would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied; provided, that Merger Partner is not then in material breach of any representation, warranty or covenant under this Agreement; and provided, further, that if such breach or failure to perform is curable by Public Company or Merger Sub, then this Agreement shall not terminate pursuant to this Section 8.1(f) as a result of such particular breach or failure until the expiration of a thirty (30)-calendar day period commencing upon delivery of written notice from Merger Partner to Public Company of such breach or failure and it being understood that this Agreement shall not terminate pursuant to this Section 8.1(f) as a result of such particular breach or failure if such breach or failure is cured prior to such termination becoming effective;

(g)            by Merger Partner in the event Public Company is delisted from the Trading Market; or

(h)            by Public Company, if the Merger Partner Stockholder Approval is not obtained by delivery (including delivery by electronic mail or other electronic transmission) of the Merger Partner Written Consent on or prior to 5:00 p.m., New York City time, on the date that is thirty (30) Business Days after the execution of this Agreement.

8.2            Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Public Company, Merger Partner, Merger Sub or their respective officers, directors, stockholders or Affiliates; provided, that (a) any such termination shall not relieve any party from liability for any material and willful breach of this Agreement or Fraud and (b) the provisions of Section 5.2 (Confidentiality), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses) and Article X (Miscellaneous) (other than Section 10.14) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement. A “material and willful breach” by a party of a provision of this Agreement means a material breach that is the consequence of a party knowingly undertaking an action, or failing to undertake an action, with the understanding that the action, or failure to act, was or would reasonably be expected to be a breach by such party of the applicable provisions of this Agreement. For purposes of this Agreement, the failure to consummate the Closing pursuant to, and when required by, the terms of this Agreement shall constitute a material and willful breach hereunder.

8.3            Fees and Expenses. Except as set forth in this Section 8.3 or expressly set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated. Notwithstanding the foregoing Merger Partner and Public Company shall share equally all fees and expenses of the Exchange Agent.

ARTICLE IX
Indemnification

9.1            Special Indemnity.

(a)            Notwithstanding anything to the contrary in this Agreement, from and after the Closing, Merger Partner shall indemnify, defend and hold harmless Public Company, the Surviving Corporation, and their respective Affiliates, and each of their respective directors, officers, employees, agents and representatives (each, a “Special Indemnified Party”), from and against any and all losses, damages, liabilities, obligations, judgments, settlements, penalties, fines, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising out of, relating to, or resulting from any claims, actions, suits, proceedings, investigations or demands against Merger Partner or Public Company pursuant to the agreements set forth on Schedule 9.1(a) (the “Special Indemnity”), including any continuation, amendment, extension or escalation thereof.

(b)            Except in the case of Fraud, intentional misconduct, or willful breach, and except for claims for injunctive or other equitable relief, the sole and exclusive remedy of the Special Indemnified Parties with respect to any and all matters giving rise to the Special Indemnity shall be the reduction of Trading Market Earn-Out Shares otherwise issuable to Merger Partner Stockholders pursuant to Section 6.20, subject to the limitations set forth in Sections 9.3 and 9.4. For the avoidance of doubt, no Special Indemnified Party shall have any right to seek monetary damages, set-off against any other consideration, or any other form of recovery from Merger Partner, the Surviving Corporation, or any Merger Partner Stockholder with respect to the Special Indemnity, other than through the reduction of Trading Market Earn-Out Shares as expressly provided in this ARTICLE IX.

9.2            Procedures for Indemnification.

(a)            Promptly after receipt by any party to this Agreement of notice of any claim, action, suit, proceeding, investigation or demand that may give rise to a claim for indemnification under ARTICLE IX (a “Special Indemnity Claim”), the party shall provide written notice thereof to the other party; provided, however, that the failure to give such notice shall not relieve Merger Partner of its indemnification obligations except to the extent Merger Partner is materially prejudiced thereby. Merger Partner shall have the right, upon written notice to Public Company, to assume and control the defense of any Special Indemnity Claim with counsel reasonably acceptable to Public Company. Public Company and the other Special Indemnified Parties shall have the right to participate in the defense of such Special Indemnity Claim with their own counsel at their own expense. Merger Partner shall not settle or compromise any Special Indemnity Claim without the prior written consent of Public Company (such consent not to be unreasonably withheld, conditioned or delayed) if such settlement or compromise (i) imposes any non-monetary obligation on, or admits liability or wrongdoing by, Public Company or any Special Indemnified Party, or (ii) does not include a full and unconditional release of Public Company and the Special Indemnified Parties from all liability with respect to such Special Indemnity Claim.

(b)            In connection with the defense of any Special Indemnity Claim, each of the parties shall cooperate in good faith and make available to the other party such information, documents, records, witnesses, and reasonable assistance as may be reasonably requested in connection with the defense or resolution of such Special Indemnity Claim, subject to applicable Law and any applicable attorney-client privilege or confidentiality obligations.

(c)            So long as Merger Partner is assuming and controlling the defense of a Special Indemnity Claim in accordance with Section 9.2(a), Merger Partner shall keep Public Company informed of the status of such Special Indemnity Claim, including any material developments, and shall consult with Public Company regarding strategy and material decisions relating thereto. Public Company shall have the right to participate in the defense of such Special Indemnity Claim with its own counsel at its own expense.

(d)            At any time that Public Company or any other Special Indemnified Party provides, communicates, or proposes any settlement offer, settlement demand, or material settlement terms (whether written or oral) with respect to a Special Indemnity Claim (a “Settlement Offer”), Public Company shall provide Merger Partner with prompt written notice thereof. Such notice shall describe in reasonable detail the material terms of the proposed Settlement Offer and shall be delivered sufficiently in advance to permit Merger Partner to exercise any rights it may have under this Agreement with respect to the defense, negotiation, or settlement of such Special Indemnity Claim. Failure to provide notice pursuant to this Section 9.2(d) shall not relieve Merger Partner of its indemnification obligations under this Agreement except to the extent Merger Partner is materially prejudiced by such failure.

9.3            Earn-Out Share Reduction Mechanism.

(a)            Any and all Losses for which indemnification is required under this ARTICLE IX shall be satisfied solely by a reduction in the number of Trading Market Earn-Out Shares otherwise issuable to the Merger Partner Stockholders pursuant to Section 6.20, and by no other means. In no event shall the aggregate number of Trading Market Earn-Out Shares subject to reduction pursuant to this Article IX exceed 5,000,000 shares of Public Company Common Stock (the “Special Indemnity Cap”), which Special Indemnity Cap can be mutually adjusted by the parties. For avoidance of doubt, the Special Indemnity Cap shall apply to all Special Indemnity Claims in the aggregate, and not on a per-claim basis.

(b)            For purposes of any reduction, the Trading Market Earn-Out Shares shall be valued at a price per share equal to the volume-weighted average price (“VWAP”) of the Public Company Common Stock for the five (5) consecutive Trading Days ending on the Trading Day immediately preceding the date on which the applicable Special Indemnity Claim is finally resolved by (i) a final, non-appealable judgment of a court of competent jurisdiction, (ii) a binding arbitration award, or (iii) a written settlement agreement executed by the Surviving Corporation, Public Company and the counterparty to the agreement set forth in Schedule 9.1(a) (the “Determination Date”) at a price not to exceed $1.90 per share. The aggregate number of Trading Market Earn-Out Shares subject to reduction shall be equal to the lesser of (x) the quotient obtained by dividing the aggregate amount of finally determined Losses by such VWAP (rounded up to the nearest whole share) and (y) the then-remaining balance of the Special Indemnity Cap.

(c)            Pending the final resolution of any Special Indemnity Dispute pursuant to this ARTICLE IX, Public Company shall be entitled, in its reasonable discretion, to withhold issuance of all or any portion of the Trading Market Earn-Out Shares that may be subject to set-off under Section 9.3, solely to the extent reasonably necessary to secure satisfaction of the disputed Special Indemnity Claim. Any such withheld Trading Market Earn-Out Shares shall not be deemed forfeited and shall be issued promptly following the final determination or settlement of the applicable Special Indemnity Dispute to the extent not subject to set-off.

(d)            Public Company shall deliver written notice to Merger Partner of any reduction effected under this Section 9.3 (a “Reduction Notice”) within five (5) Business Days following the Determination Date, setting forth in reasonable detail the basis for the reduction, the amount of finally determined Losses, the VWAP calculation, and the number of Trading Market Earn-Out Shares to be reduced.

9.4            Limitations.

(a)            The indemnification obligations set forth in this Article IX shall survive Closing until the earlier of (i) twelve (12) months from the date hereof, or (ii) Determination Date (the “Special Indemnity Survival Period”). No Special Indemnified Party may assert any Special Indemnity Claim under this ARTIXLE IX after the expiration of the Special Indemnity Survival Period, except with respect to any Special Indemnity Claim for which a written notice has been delivered to Merger Partner in accordance with Section 9.2(a) on or prior to the expiration of the Special Indemnity Survival Period, in which case such claim shall survive until its final resolution.

(b)            In no event shall the aggregate indemnification obligations of Merger Partner under this ARTICLE IX exceed the Special Indemnity Cap set forth in Section 9.3(a). For the avoidance of doubt, the limitations set forth in this Section 9.4 and Section 9.3(a) are in addition to, and not in limitation of, the limitations set forth in Section 10.1 (Non-survival of Representations, Warranties and Agreements), and the Special Indemnity Cap shall be separate from and shall not reduce or be reduced by the aggregate cap set forth in Section 10.1.

(c)            Nothing in this ARTICLE IX shall limit or restrict the rights of any Special Indemnified Party to seek equitable relief to prevent or enjoin any actual or threatened breach of this Agreement or to enforce specifically the terms and provisions hereof

ARTICLE X
MISCELLANEOUS

10.1            Non-survival of Representations, Warranties and Agreements. Subject to the limitations set forth in this Section 10.1, the Surviving Representations shall survive the Effective Time until the date that is twelve (12) months from the Effective Time (the “Survival Period”), provided, however, that no party will be liable or otherwise required to pay (except in the case of Fraud) in respect of the Surviving Representations for claims in excess of $5,000,000 in the aggregate with respect to all claims. It is the express intent of the parties that if Survival Period is shorter or longer than the statute of limitations that would otherwise have been applicable to such claim, then, by contract, the applicable statute of limitations with respect to such claim shall be reduced to the shortened or increased to the extended Survival Period contemplated hereby. Other than the Surviving Representations, none of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

10.2            Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable overnight courier service, in each case to the intended recipient as set forth below:

(a)            if to Public Company or Merger Sub, to:

Datavault AI Inc.

15268 NW Greenbrier Pkwy

Beaverton, OR

Attention: Nathaniel Bradley

Email:

with a copy (which shall not constitute notice) to:

Sullivan & Worcester LLP
1251 Avenue of the Americas

New York, NY 10020
Attention: David E. Danovitch, Esq.

Email:

(b)            if to Merger Partner, to:

NYIAX Inc.

1 High Street Court

Morristown, NJ 07960
Attention: Teresa Gallo

Email:

with a copy (which shall not constitute notice) to:

Snell & Wilmer L.L.P.

3611 Valley Centre Drive, Suite 500

San Diego, CA 92130

Attention: Christopher L. Tinen

Email:

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner set forth in this Section 10.1.

10.3            Entire Agreement. This Agreement (including the Schedules, Annexes and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof and the parties hereto expressly disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

10.4            Amendment. Subject to applicable Law, this Agreement may be amended with the approval of the Public Company Board and the Merger Partner Board, at any time prior to the Effective Time (whether before or after obtaining the Merger Partner Written Consent); provided, however, that after the Merger Partner Written Consent have been obtained, no amendment to this Agreement may be made without the further approval of the stockholders of Merger Partner, if such further approval is required by Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Public Company and Merger Partner.

10.5            Extension; Waiver. Public Company may (a) extend the time for the performance of any of the obligations or other acts of Merger Partner set forth herein, (b) waive any inaccuracies in the representations and warranties of Merger Partner set forth herein or (c) waive compliance by Merger Partner with any of the agreements or conditions set forth herein. Merger Partner may (i) extend the time for the performance of any of the obligations or other acts of Public Company or any of its Subsidiaries, set forth herein, (ii) waive any inaccuracies in the representations and warranties of Public Company or any of its Subsidiaries set forth herein or (iii) waive compliance by Public Company or any of its Subsidiaries with any of the agreements or conditions set forth herein. Any agreement on the part of any such party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of such rights.

10.6            Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment, modification or supplement of this Agreement pursuant to Section 10.4 or an extension or waiver of this Agreement pursuant to Section 10.5 shall, in order to be effective, require action by the respective boards of directors of the applicable parties.

10.7            No Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder.

10.8            Assignment. No party may assign any of its rights or delegate any of its performance obligations under this Agreement, in whole or in part, by operation of Law or otherwise without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment of rights or delegation of performance obligations in violation of this Section 10.8 is void.

10.9            Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.10            Counterparts and Signature. This Agreement and any signed agreement or instrument entered into in connection with this Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. To the extent signed and delivered by means of a facsimile machine, by email delivery of a “.pdf” or “.jpg” format data file or by any electronic signature complying with the U.S. federal ESIGN Act of 2000, this Agreement shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in Person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine, email delivery of a “.pdf” or “.jpg” format data file or electronic signature complying with the U.S. federal ESIGN Act of 2000 to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine, email delivery of a “.pdf” or “.jpg” format data file or by any electronic signature complying with the U.S. federal ESIGN Act of 2000 as a defense to the formation of a contract and each party hereto forever waives any such defense.

10.11            Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Where this Agreement refers to information that was “made available”, that means that such information was either (i) provided directly to the Public Company or Merger Partner, as applicable, by the other party, with confirmation of receipt, (ii) included in the virtual data rooms established by Public Company and Merger Partner created for the purposes of providing information to the other party in connection with this Agreement at least one (1) Business Day prior to the execution and delivery of this Agreement or (iii) solely with respect to information made available by Public Company, filed with and publicly available on the SEC’s EDGAR prior to the date of this Agreement. When used in the Agreement, “Person” shall mean any natural person, corporation, exempted company, limited liability company, partnership, exempted limited partnership, association, joint venture, trust, or other entity or business association.

10.12            Governing Law. This Agreement and all matters, claims, counterclaims, or causes of action (whether in contract, tort, statute, or otherwise) arising out of or relating to this Agreement and the transactions contemplated hereby (including its interpretation, construction, performance and enforcement), or the actions of any party in the negotiation, administration, performance, or enforcement of this Agreement (collectively, “Relevant Matters”) shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

10.13            Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

10.14            Submission to Jurisdiction. Each of the parties to this Agreement (i) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a state or federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating any Relevant Matter, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to any Relevant Matter in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.1. Nothing in this Section 10.14, however, shall affect the right of any party to serve legal process in any other manner permitted by Law.

10.15            WAIVER OF JURY TRIAL. EACH OF PUBLIC COMPANY, THE MERGER SUB AND MERGER PARTNER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY RELEVANT MATTER.

10.16            No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.17            Disclosure Schedule. Each of the Merger Partner Disclosure Schedule and the Public Company Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify only (i) the corresponding section of this Agreement and (ii) the other sections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections. The inclusion of any information in the Merger Partner Disclosure Schedule or the Public Company Disclosure Schedule, as applicable, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Merger Partner Material Adverse Effect or a Public Company Material Adverse Effect, as applicable, or is outside the Ordinary Course of Business.

10.18            No Recourse Against Individuals. Notwithstanding anything to the contrary herein, each party acknowledges and agrees that no past, present, or future director, officer, employee, shareholder, member, manager, partner, agent, or representative of Merger Partner or any of its Affiliates shall have any liability for any obligations or liabilities arising under, in connection with, or relating to this Agreement or the transactions contemplated hereby, whether based on contract, tort, fraud (except in the case of actual fraud committed by such Person), strict liability, or otherwise. All such liabilities and obligations shall be solely those of Merger Partner, and recourse shall be limited to the assets of the Surviving Corporation.

10.19            Certain Defined Terms. For purposes of this Agreement:

(a)            “Accredited Investor” means a Person that Merger Partner reasonably believes is an “accredited investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

(b)            “Acquisition Inquiry” means an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Merger Partner to the other party) that would reasonably be expected to lead to an Acquisition Proposal.

(c)            “Acquisition Proposal” means (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, recapitalization, share exchange, tender offer or other business combination involving such party and its Subsidiaries (other than mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely such party and/or one or more Subsidiaries of such party), (ii) any proposal for the issuance by such party of 15% or more of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the equity securities or consolidated total assets of such party and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

(d)            “Continuing Employee” means an employee or contractor of Merger Partner or one of its Affiliates who is expected to perform services for Public Company and its Subsidiaries effective upon Closing.

(e)            “Contract” means, with respect to any Person, any written, oral or other agreement, contract, subcontract, lease (whether for real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound under applicable Law.

(f)            “Digital Assets” means any Internet domain names, uniform resource locators, social media account or user names, handles, and other identifiers, and all associated websites and web pages, social media profiles and pages, and all content and data thereon or relating thereto.

(g)            “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any “employee benefit plan” (as defined in Section 3(3) of ERISA), and any other written or oral plan, agreement, program, policy or arrangement providing direct or indirect compensation or benefits to or for the benefit of any current or former employee, director or other individual service provider, including insurance coverage (including any health, dental, vision and cafeteria plan benefits), employment agreements, severance benefits, disability benefits, fringe benefits, perquisites, change in control benefits, retention benefits, paid time off benefits, nonqualified deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements.

(h)            “Environmental Law” means any Law, regulation, order, decree, permit, authorization, common law or agency requirement of any jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety (as it relates to exposure to Hazardous Substances) or natural resources; (ii) the handling, use, storage, treatment, presence, disposal, release or threatened release of any Hazardous Substance; or (iii) wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(i)            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(j)            “ERISA Affiliate” means any Person, entity (whether or not incorporated) or trade or business that is, or at any applicable time was, treated as a “single employer” or under common control with Public Company or Merger Partner, as applicable, or any Subsidiary or Affiliate of Public Company or Merger Partner, as applicable, within the meaning of Section 414 of the Code or Section 4001 of ERISA.

(k)            “Excluded Contracts” means (i) Contracts solely concerning non-exclusive rights granted to Merger Partner or Public Company (as applicable) that are not material to the business of such Person, including any Contract solely for the license of “off-the-shelf” software that is available on standard commercial terms, (ii) Contracts the terms of which are solely focused on obligations relating to non-disclosure or confidentiality or assignments of Intellectual Property (to the extent in customary form and copies of which forms have been made available to Public Company or Merger Partner, as applicable), in each case entered into in the Ordinary Course of Business, and (iii) statements of work, works orders, project annexes, purchase orders and associated terms and conditions to the extent the Contract accompanying such statements of work, works orders, project annexes, purchase orders, and associated terms and conditions has been made available to Public Company or Merger Partner, as applicable.

(l)            “Fraud” means an actual (and not constructive, promissory, imputed, reckless or negligent) common law fraud under the laws of the State of Delaware by a party hereto in the making of the representations and warranties by such party as set forth in Article III or Article IV, as applicable, and not with respect to any other matters.

(m)            “Hazardous Substance” means any substance that is: (i) listed, classified, regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance that is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

(n)            “Indebtedness” means, with respect to any Person and as of any time of determination (and without duplication), all obligations or liabilities (including, as applicable, the principal and accrued and unpaid interest thereon, any prepayment, redemption fees, premiums, penalties and any other amounts payable that would arise at the Closing as a result of the discharge of the obligations, including, in each case, any such amounts set forth in the applicable payoff letter) of such Person (i) for borrowed money, (ii) evidenced by debt securities, bonds, debentures, notes or similar instruments, (iii) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the ordinary course of business), (iv) in respect of liabilities of others that are secured by (or which the holder of such liabilities has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed, (v) under leases required to be accounted for as capital leases under GAAP, (vi) with respect to earn-outs, purchase price holdbacks or similar obligations or the deferred purchase price of property, goods or services (but excluding trade payables, accrued expenses and accruals incurred in the ordinary course of business), (vii) relating to all reimbursement obligations with respect to letters of credit, bankers’ acceptances, performance bonds, surety bonds or similar obligations, in each case solely to the extent drawn; (viii) relating to commitments to repurchase equity securities of such Person, (ix) in respect of currency or interest rate swaps, collars, caps, hedges, or similar arrangements, or (x) under any guarantee of any such indebtedness described in the foregoing clauses (i) through (ix) (other than, in each case, any such obligations or liabilities between or among such Person and its Subsidiaries).

(o)            “Intellectual Property” means any and all rights in, arising out of, or associated with any of the following subsisting throughout the world: (i) Patent Rights; (ii) Trademarks and all goodwill in the Trademarks; (iii) copyrights, works of authorship, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors; (iv) Software; (v) mask works and registrations and applications for registration thereof and any other rights under the Laws of any jurisdiction; (vi) Digital Assets; (vii) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, scientific and technical information, data and technology, manufacturing and product processes, algorithms, techniques and analytical methodology, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and (viii) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).

(p)            “Intellectual Property Registrations” means Patent Rights, applications and registrations for Trademarks, applications and registrations for copyrights and designs, mask work registrations and applications, and Digital Assets, which are issued by, filed with, or recorded by any state, government or other public legal authority at any time in any jurisdictions, or, in the case of Digital Assets, which are issued by, filed with, or recorded by any third party.

(q)            “IRS” means the Internal Revenue Service.

(r)            “knowledge of Merger Partner” and similar expressions mean the actual knowledge of the individuals identified on Schedule P of the Merger Partner Disclosure Schedule for this purpose.

(s)            “knowledge of Public Company” and similar expressions mean the actual knowledge of the individuals identified on Schedule Q of the Public Company Disclosure Schedule for this purpose.

(t)            “Law” means each applicable transnational, domestic or foreign federal, state or local laws (statutory, common or otherwise), order, judgment, rule, code, edict, statute, regulation, requirement, variance, decree, writ, injunction, award, ruling, Permit or ordinance issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, including any applicable stock exchange rule or requirement.

(u)            “Liability” means, with respect to any Person, any and all liabilities, obligations, claims, and deficiencies of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, all liabilities, obligations, claims, and deficiencies related to Indebtedness or guarantees, costs, expenses, royalties payable, and other reserves, termination payment obligations, and all other liabilities, obligations, claims, and deficiencies of such Person or any of its Subsidiaries or Affiliates, in each case, regardless of whether or not such liabilities, obligations, claims, and deficiencies are required to be reflected on a balance sheet in accordance with GAAP.

(v)            “Merger Partner Incorporation” means the date of incorporation of Merger Partner, which is July 9, 2012.

(w)            “Merger Partner Intellectual Property” means the Merger Partner Owned Intellectual Property and the Merger Partner Licensed Intellectual Property.

(x)            “Merger Partner Licensed Intellectual Property” means all Intellectual Property that is licensed to Merger Partner or a Merger Partner Subsidiary by any individual or entity, excluding any Intellectual Property that is licensed to Merger Partner or a Merger Partner Subsidiary under Excluded Contracts.

(y)            “Merger Partner Material Adverse Effect” means any change, effect, event, circumstance or development (an “Effect”) that, individually or in the aggregate with all other Effects that have occurred through the date of determination of the occurrence of a Merger Partner Material Adverse Effect, has had, or is reasonably likely to have, a material adverse effect on the business, assets and liabilities, financial condition or results of operations of Merger Partner or any Merger Partner Subsidiary, taken as a whole; provided, however, that no Effect, to the extent resulting from or arising out of any of the following, alone or in combination, shall be deemed to be a Merger Partner Material Adverse Effect or be taken into account for purposes of determining whether a Merger Partner Material Adverse Effect has occurred or is reasonably likely to occur: (i) changes after the date of this Agreement in prevailing economic or market conditions in the United States or any other jurisdiction (except to the extent those changes have a disproportionate effect on Merger Partner relative to the other participants in the industry or industries in which Merger Partner operates), (ii) changes or events after the date of this Agreement affecting the industry or industries in which Merger Partner operates generally (except to the extent those changes or events have a disproportionate effect on Merger Partner relative to the other participants in the industry or industries in which Merger Partner operates), (iii) changes after the date of this Agreement in generally accepted accounting principles or requirements or the interpretation thereof (except to the extent those changes have a disproportionate effect on Merger Partner relative to the other participants in the industry or industries in which Merger Partner operates), (iv) changes after the date of this Agreement in Laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (except to the extent those changes have a disproportionate effect on Merger Partner relative to the other participants in the industry or industries in which Merger Partner operates), (v) any natural disaster, epidemic, pandemic or other disease outbreak or any outbreak of major hostilities or any act of terrorism (except to the extent those changes or events have a disproportionate effect on Merger Partner relative to the other participants in the industry or industries in which Merger Partner operates), (vi) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the transactions contemplated by this Agreement, (vii) any failure by Merger Partner to meet any internal guidance, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in the case of this clause (vii), the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition), (viii) the taking of any action, or the failure to take any action, by Merger Partner that is expressly required under the terms of this Agreement, or (ix) any equityholder or derivative litigation arising from or relating to this Agreement or the transactions contemplated by the Agreement.

(z)            “Merger Partner Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by Merger Partner or a Merger Partner Subsidiary, in whole or in part.

(aa)          “Merger Partner Registrations” means Intellectual Property Registrations that are registered or filed in the name of Merger Partner or a Merger Partner Subsidiary or where Merger Partner or a Merger Partner Subsidiary is the assignee thereof, in each case, alone or jointly with others.

(bb)         “Merger Partner Software Products” means all proprietary Software products and related services of Merger Partner and its Merger Partner Subsidiaries that are currently, or at any time during the past five (5) years have been, offered, licensed, sold, distributed, hosted, marketed, maintained, supported, or otherwise provided or made available by or on behalf of Merger Partner or any Merger Partner Subsidiary, whether to customers, end users, partners, or internally, including any software-as-a-service offerings, platforms, tools, APIs, feature sets, modules, components, updates, upgrades, and versions thereof, and all Software currently under development by or for Merger Partner or any Merger Partner Subsidiary that is intended for commercial release or is material to the operation of the business of Merger Partner or any Merger Partner Subsidiary.

(cc)          “Merger Partner Stockholder” means any person who is a holder of Merger Partner Capital Stock.

(dd)         “Merger Partner Subsidiary” means the entities set forth on Section 3.3(a) of the Merger Partner Disclosure Schedule.

(ee)         “Open Source Software” means any Software that is distributed or licensed as “free software,” “open source software,” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or any other license that substantially conforms to the Open Source Definition (www.opensource.org/osd), including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License, Apache License, Artistic License, and BSD Licenses.

(ff)           “Ordinary Course of Business” means, with respect to a Person, in the ordinary course of business consistent in all material respects with past practice of such Person.

(gg)         “Patent Rights” means all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs, including all related continuations, continuations-in-part, substitutions, extensions, divisionals, reissues and reexaminations of any of the foregoing.

(hh)         “Permitted Liens” means (i) Liens of landlords, carriers, warehousemen, mechanics, vendors, materialmen or other Persons securing obligations arising in the Ordinary Course of Business that are not yet due and payable, (ii) Liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security, (iii) Liens incurred to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations in the Ordinary Course of Business, (iv) Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith through appropriate proceedings and for which adequate reserves are reflected on the Most Recent Balance Sheet or the Public Company Balance Sheet, (v) Liens incurred in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Merger Partner or Public Company, as applicable, (vi) Liens arising under applicable securities Law and (vii) Liens expressly set forth in Excluded Contracts.

(ii)           “Permitted Settlement” means, with respect to any Person, a settlement by such Person of any pending legal proceeding that: (i) provides for the payment by such Person of money damages not to exceed $100,000 in the aggregate and no other relief of any nature; (ii) includes an unconditional release and wavier of future claims by all plaintiffs in favor of such Person; or (iii) as set forth on Schedule 10.19(ii); provided, however, that such settlements shall not exceed cash of $300,000 in the aggregate or any non-cash or securities remedies without Public Company approval.

(jj)           “Public Company Common Stock” means the shares of common stock, $0.0001 par value per share, of Public Company.

(kk)          “Public Company Intellectual Property” means all Intellectual Property: (i) owned or purported to be owned by Public Company or any of its Subsidiaries, in whole or in part; or (ii) licensed to Public Company or any of its Subsidiaries by any individual or entity other than Public Company or any of its Subsidiaries, as applicable, excluding any Intellectual Property that is licensed to Public Company or any of its Subsidiaries under Excluded Contracts.

(ll)            “Public Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects that have occurred through the date of determination of the occurrence of a Public Company Material Adverse Effect, has had, or is reasonably likely to have, a material adverse effect on the business, assets and liabilities, financial condition or results of operations of Public Company and its Subsidiaries, taken as a whole; provided, however, that no Effect, to the extent resulting from or arising out of any of the following, alone or in combination, shall be deemed to be a Public Company Material Adverse Effect or be taken into account for purposes of determining whether a Public Company Material Adverse Effect has occurred or is reasonably likely to occur: (i) changes after the date of this Agreement in prevailing economic or market conditions in the United States or any other jurisdiction (except to the extent those changes have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (ii) changes or events after the date of this Agreement affecting the industry or industries in which Public Company and its Subsidiaries operate generally (except to the extent those changes or events have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (iii) changes after the date of this Agreement in generally accepted accounting principles or requirements or the interpretation thereof (except to the extent those changes have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (iv) changes after the date of this Agreement in Laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (except to the extent those changes have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (v) any natural disaster, epidemic, pandemic or other disease outbreak or any outbreak of major hostilities or any act of terrorism (except to the extent those changes or events have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (vi) a change in the public trading price of Public Company Common Stock or the implications hereof (it being understood that any Effect causing or giving rise to any such change shall be taken into account for purposes of determining whether a Public Company Material Adverse Effect has occurred or is reasonably likely to occur), (vii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the transactions contemplated by this Agreement, (viii) any failure by Public Company or any of its Subsidiaries to meet any public estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period, (ix) any failure by Public Company or any of its Subsidiaries to meet any internal guidance, budgets, plans or forecasts of such Person’s revenues, earnings or other financial performance or results of operations, (x) the taking of any action, or the failure to take any action, by Merger Partner that is expressly required under the terms of this Agreement, (xi) regulatory approval of, or regulatory action or announcement with respect to, any product, or product candidates, of a third party that are similar to, or expected to compete against, any of Public Company’s or any of its Subsidiaries’ product candidates, including product candidates licensed out to the third parties, (xii) any stockholder or derivative litigation arising from or relating to this Agreement or the transactions contemplated by the Agreement, or (xiii) any of the matters set forth on Section 10.19(ll) of the Public Company Disclosure Schedule (but in the case of clauses (vi), (vii), (viii), or (ix), the underlying cause of such changes or failures shall be taken into account for purposes of determining whether a Public Company Material Adverse Effect has occurred or is reasonably likely to occur, unless such changes or failures would otherwise be excepted from this definition).

(mm)        “Qualified Person” means any Person making a bona fide, unsolicited written Acquisition Proposal that the Merger Partner Board determines in good faith (after consultation with outside counsel and its financial advisors) is, or would reasonably be expected to lead to, a Superior Proposal, and such Acquisition Proposal has not resulted from a material breach by Merger Partner of its obligations under Section 6.1(a).

(nn)         “Software” means any and all computer software and code, including: (i) computer programs, systems, platforms, applications (including mobile applications), application programming interfaces, operating systems, firmware, middleware, routines, libraries, and other executable or interpretable code, in each case whether in source code, object code, or other form; (ii) software implementations of algorithms, models, or methodologies, including those used for machine learning, deep learning, artificial intelligence, or data analytics; (iii) databases, data files, and data compilations to the extent used by or necessary for the operation or functionality of any of the foregoing; (iv) graphical user interfaces, screens, workflows, report formats, templates, menus, buttons, and icons; and (v) documentation and other materials relating to any of the foregoing, including specifications, scripts, configuration files, protocols, developer notes, comments, diagrams, flow charts, user guides, manuals, and training materials.

(oo)         “Specified Time” means the earliest to occur of (i) the Effective Time, (ii) in the case of Merger Partner, the date on which the stockholders of Merger Partner shall have approved the Merger Partner Stockholder Proposal, and (iii) the time at which this Agreement is terminated in accordance with the terms hereof.

(pp)         “Superior Proposal” means, with respect to Merger Partner, any bona fide, unsolicited written Acquisition Proposal (for purpose of this definition, replacing all references in such definition to 15% with 50%), (i) on terms which the board of directors of such party determines in its good faith judgment to be more favorable to the holders of such party’s capital stock from a financial point of view than the transactions contemplated by this Agreement (after consultation with its financial and outside legal advisors), taking into account all the terms and conditions of such proposal and this Agreement (including any termination or break-up fees and conditions to consummation, as well as any written, binding offer by the other party hereto to amend the terms of this Agreement for at least four (4) Business Days) that the board of directors of such party determines to be relevant, and (ii) which board of directors of such party has determined to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal that board of directors of such party determines to be relevant (including the likelihood and timing of consummation as compared to the transactions contemplated hereby).

(qq)         “Subsidiary” means, with respect to a Person, an entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

(rr)           “Surviving Representations” means, (i) with respect to Merger Partner, all of the representations and warranties set forth in Article III, other than Section 3.7, Section 3.11(a) and the first sentence of Section 3.11(b), and (ii) with respect to Public Company, all of the representations and warranties set forth in Article IV, other than Section 4.6.

(ss)          “Taxes” means any taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind imposed by the United States of America or any state, local or non-U.S. government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items.

(tt)           “Tax Returns” means any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed with, or required to be filed with, a Governmental Entity in connection with the determination, assessment, collection or payment of Taxes.

(uu)         “Trademarks” means all trademarks, service marks, brands, logos, trade dress, trade names, corporate names, doing business designations, and other indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration and renewals of, any of the foregoing.

(vv)         “Trading Market” means any of the following markets or exchanges on which the shares of Public Company Common Stock will, in accordance with the terms hereof, be listed or quoted for trading on the date in question: the NYSE American; the Nasdaq Capital Market; the Nasdaq Global Market; the Nasdaq Global Select Market; or the New York Stock Exchange (or any successors to any of the foregoing).

(ww)       “Transaction Expenses” means, with respect to Public Company and its Subsidiaries or Merger Partner and Merger Partner Subsidiary, as applicable and without duplication, the sum of (i) all premiums, underwriting costs, brokerage commissions, and costs and expenses incurred by such party, (ii) all costs, fees and expenses incurred by such party at or prior to the Effective Time in connection with the negotiation, preparation and execution of this Agreement or any agreements, documents, certificates, opinions or other items contemplated hereby and the consummation of the Merger or the other transactions contemplated hereby, and (iii) any Liabilities arising from (1) any sale, retention, change of control, transaction or similar payment or benefit or any severance or other termination-related payment or benefit that is or may become payable to any current or former director, officer, employee or individual service provider as a result of or in connection with the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, (2) any accrued but unpaid bonuses, severance, retirement plan contributions, and vacation or paid time off (including the employer portion of any payroll, employment or similar Taxes related thereto) and (3) the employer portion of any payroll or similar Taxes payable with respect thereto, in each case, that are unpaid as of the Effective Time, including brokerage fees and commissions, finders’ fees or financial advisory fees payable by such Person at or prior to the Effective Time.

(xx)          “Unaccredited Investor” means any Merger Partner Stockholder that is not an Accredited Investor or otherwise determined by Public Company to be an Unaccredited Investor pursuant to Section 6.3(d).

(yy)         “Worker” means any individual who is an officer, director, employee (regular, temporary, part-time or otherwise), consultant or independent contractor of Merger Partner or Public Company or any of its Subsidiaries, as applicable.

(zz)          Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Affiliate	Section 3.2(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)(ii)
Anticipated Closing Date	Section 6.12(a)
Antitrust Laws	Section 6.4(c)
Assumed Warrant	Section 2.4(a)
Bankruptcy and Equity Exception	Section 3.4(a)
Business Day	Section 1.2
Certificate of Merger	Section 1.1
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals

Confidentiality Agreement	Section 5.3
Determination Date	Section 9.3(b)
DGCL	Recitals
Dissenting Shares	Section 2.3(a)
Draft Exchange Ratio Schedule	Section 6.12(a)
Effective Time	Section 1.1
Exchange Act	Section 4.3(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(c)
Final Exchange Ratio Schedule	Section 6.12(b)
Financial Statements	Section 3.5(a)
GAAP	Section 3.5(a)
Governmental Entity	Section 3.4(c)
Intended Tax Treatment	Recitals
Liens	Section 3.4(b)
Losses	Section 9.1(a)
Merger	Recitals
Merger Consideration	Section 2.1(c)
Merger Partner	Preambl
Merger Partner Authorizations	Section 3.16(b)
Merger Partner Board	Recitals
Merger Partner Board Recommendation Change	Section 6.1(b)(i)
Merger Partner Capital Stock	Recitals
Merger Partner Disclosure Schedule	Article III
Merger Partner Leases	Section 3.9(b)
Merger Partner Merger Shares	Section 2.1(c)(i)
Merger Partner Outstanding Shares	Section 2.1(c)(ii)
Merger Partner Stockholder Approval	Section 3.4(a)
Merger Partner Stockholder Proposal	Section 3.4(a)
Merger Partner Written Consent	Section 3.4(d)
Merger Sub	Preamble
Most Recent Balance Sheet	Section 3.5(a)
Most Recent Balance Sheet Date	Section 3.5(a)
Nasdaq	Section 4.4(c)
Outside Date	Section 8.1(b)
Permits	Section 3.16(a)
Public Company	Preamble
Public Company Balance Sheet	Section 4.4(b)
Public Company Board	Recitals
Public Company Disclosure Schedule	Article IV
Public Company Financial Advisor	Section 4.9
Public Company-Held Merger Partner Shares	Section 2.1(b)
Public Company Preferred Stock	Section 4.2(a)
Public Company SEC Reports	Section 4.4(a)
Recommendation Change Notice	Section 6.1(b)
Registrable Securities	Section 6.18(a)
Registration Expenses	Section 6.18(c)
Representatives	Section 6.1(a)
Resale Registration Statement	Section 6.18(a)
Reverse Split Adjustment Shares	Section2.1(d)

SEC	ARTICLE IV
Securities Act	Section 3.2(b)
Selling Expenses	Section 6.18(c)
Settlement Offer	Section 9.2(d)
Set-Off Notice	Section 9.3(b)
Special Indemnified Party	Section 9.1(a)
Special Indemnity	Section 9.1(a)
Special Indemnity Cap	Section 9.3(a)
Special Indemnity Claim	Section 9.2
Special Indemnity Survival Period	Section 9.4(a)
Survival Period	Section 10.1
Surviving Corporation	Section 1.3
Trading Market Earn-Out Cash Consideration	Section 6.20(b)
Trading Market Earn-Out Shares	Section 6.20(a)
Trading Market Resale Registration Statement	Section 6.20(d)
Trading Market Transaction	Section 6.20(a)
Trading Market Trigger Period	Section 6.20(a)
Unaccredited Investor Cash Consideration	Section 2.1(e)
Unaccredited Investor Share	Section 2.1(d)
VWAP	Section 9.3(a)
WARN Act	Section 3.17(e)

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DATAVAULT AI INC.

By:	/s/ Nathaniel Bradley
	Name:	Nathaniel Bradley
	Title:	Chief Executive Officer

DVLT MERGER SUB INC.

By:	/s/ Nathaniel Bradley
	Name:	Nathaniel Bradley
	Title:	President

NYIAX, INC.

By:	/s/ Teresa Gallo
	Name:	Teresa Gallo
	Title:	Chief Executive Officer